UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

HANCOCK HOLDING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 13, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Hancock Holding Company (the Company) will hold its Annual Meeting of Shareholders on Tuesday, April 28, 2015, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, for the following purposes:

1.	To elect four directors to serve until the 2018 annual meeting;

2.	To hold an advisory vote on the compensation of our named executive officers; and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2015.

Only holders of record of our common stock at the close of business on March 2, 2015 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote in person.

By order of the Board of Directors,

James B. Estabrook, Jr. Chairman of the Board	John M. Hairston President & CEO

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be held on April 28, 2015:

The notice of annual meeting, proxy statement, proxy card and the 2014 annual report for the period ending December 31, 2014, are available at http://hancockbank.com/annualmeeting.

HANCOCK HOLDING COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING TO BE HELD ON APRIL 28, 2015

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of the Company’s common stock at the close of business on March 2, 2015, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is available to you online at http://hancockbank.com/annualmeeting beginning March 13, 2015 and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes information you need to vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2014 annual report, to shareholders by providing access to these documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials free of charge, please follow the instructions set forth in the notice to request the materials.

Where and when is the annual meeting?

We will hold the annual meeting on April 28, 2015, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, ext. 4-10-5208, or by email at trisha.carlson@hancockbank.com.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy for the shares that you are entitled to vote at our 2015 annual meeting, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or submitting your proxy online, you are authorizing the proxy holders to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on March 2, 2015, the record date for the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, as to which you are referred to as the “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	credited to your employee account in the Hancock Holding Company 401(k) Savings Plan and Trust (the Hancock 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the Company’s outstanding shares of common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business. This is called a quorum. On the record date, there were 81,354,157 shares of Company common stock outstanding and entitled to vote. Accordingly, 40,677,080 shares of our common stock constitute a quorum. Your shares are counted as present at the annual meeting if:

•	your shares are properly voted, whether you vote in person at the annual meeting, submit a proxy card, vote online prior to the annual meeting (including shares subject to a broker non-vote, as described below); or

•	you withhold your voting authority.

What proposals are scheduled for a vote at the annual meeting?

There are three proposals scheduled for a vote at the annual meeting:

1.	The election of four directors to serve until the 2018 annual meeting;

2.	An advisory vote on the compensation of our named executive officers (the “say-on-pay” proposal); and

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2015.

How do I vote my shares in person at the annual meeting?

If you choose to vote in person at the annual meeting:

•	if you are a registered shareholder of record or hold shares in the Hancock 401(k) plan and received printed proxy materials, you should bring the enclosed proxy card(s) and proof of identity;

•	if you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity; or

•	if you received a notice of internet availability of proxy materials in lieu of printed materials, you should bring the notice and proof of identity.

At the appropriate time during the annual meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote.

Even if you plan to attend the annual meeting, we encourage you to vote online or by mail (as described below) so your vote will be counted if you later decide not to attend in person.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock 401(k) plan, you may vote your shares without attending the annual meeting.

Shareholders of Record: You may vote by granting a proxy in either of the following ways:

•	By Internet – You may submit your proxy online by following the instructions on the notice or proxy card prior to the deadline for internet voting. If you submit your vote online, you do not need to return a proxy card. Our internet voting procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly received. The deadline for online voting is 3:00 p.m. Central Time on April 27, 2015.

•	By Mail – You may vote by mail by signing, dating, and returning your proxy card in the postage paid envelope provided if you received or requested printed materials. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and your title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central Time on April 28, 2015 in order for your shares to be voted.

Street Name Shareholders: For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

Shareholders through the Hancock 401(k) Plan: Participants in the Hancock 401(k) plan will receive a proxy card for voting shares held for their benefit under the Hancock 401(k) plan. You may vote by internet or by mail pursuant to the same procedure outlined above for Shareholders of Record. You may also vote by phone following the instructions on your proxy card. The deadlines for online and phone voting for shareholders through the Hancock 401(k) plan is 11:59 p.m. Eastern Time on April 27, 2015.

What happens if I submit a proxy without complete instructions, or if I do not vote at all? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly execute and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or voting instruction card, or if you submit a proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered routine under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record: If you are a shareholder of record and you execute a proxy (by returning your proxy card or by voting online) with incomplete voting instructions, then, with respect to those matters as to which you fail to provide instructions, your shares will be voted in accordance with the recommendations of our Board as provided in the chart below. If you do not submit a proxy at all and do not vote in person at the annual meeting, your shares will not be voted on any matter.

Street Name Shareholders: If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on routine matters. The proposal to ratify the retention of the independent registered public accounting firm is considered a routine matter; however, the proposal to elect directors and the say-on-pay proposal are considered non-routine matters. Therefore, if you do not provide voting instructions on the proposal to elect directors or the say-on-pay proposal, your shares will not be voted on those proposals.

Shareholders through the Hancock 401(k) Plan: If you hold shares as a participant in the Hancock 401(k) plan and you do not provide voting instructions on any matter (either by not returning a proxy card or voting by phone or online or due to incomplete voting instructions) and you do not vote in person by attending the meeting, your shares will not be voted on the matter for which instructions are not received.

A broker non-vote occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the broker non-vote) on non-routine matters with respect to which you have not given voting instructions.

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2015
Your Voting Options	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the four nominees.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2015
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the four nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of PricewaterhouseCoopers LLP as our auditors for 2015.
Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast

Effect of Withheld Vote or Abstention	No effect	No effect	No effect

Effect of Broker Non-vote	No effect	No effect	Not applicable

*	This means that the four nominees who receive the four highest numbers of votes cast in the election of directors will be elected as directors.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one notice or proxy card, it means you hold shares registered in more than one name, through multiple street name accounts, or that you hold shares through the Hancock 401(k) plan in addition to other shares. To ensure that all of your shares are voted, sign and return each proxy card, or if you vote online, vote separately for each notice or proxy card you receive. If you plan to vote in person at the annual meeting, please bring all notices and proxy cards with you in addition to the any other required items listed under “How do I vote my shares in person at the annual meeting?”

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by providing notice of revocation in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date or by a later-dated online vote, or by voting in person at the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting. Ms. Phillips’ office is located in One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, at an approximate fee of $7,000, plus associated costs and expenses, to assist in the soliciting of proxies. In addition, directors, officers and regular employees of the Company and its banking subsidiary, Whitney Bank (the Bank), may solicit proxies by mail, telephone, facsimile machine or personal interview, but will not receive additional compensation for such solicitations.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our bylaws, the time has elapsed for any shareholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote such shares in his discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

How do I get additional copies of SEC filings?

Copies of all of our filings with the SEC may be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.hancockbank.com or www.whitneybank.com.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Trisha V. Carlson, Manager, Investor Relations, Hancock Holding Company, by mail at P. O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 299-5208 or toll free (800) 347-7272, ext. 5208; or by sending an e-mail to the following address: trisha.carlson@hancockbank.com. We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

Who are our Executive Officers?

The names, ages, positions and business experience of our executive officers, except for Mr. Hairston, are listed below. Because he is also a member of our Board, the information about Mr. Hairston appears under the heading “Information about Directors.” This information is updated as of the record date.

Name	Age	Position

Michael M. Achary	54	Executive Vice President since 2008; Chief Financial Officer since 2007.

Michael K. Dickerson	49	Executive Vice President since 2014; Chief Risk Officer Since 2013; Senior Vice President since 2007.

Joseph S. Exnicios	59	President, Whitney Bank since 2011; Senior Executive Vice President and Chief Risk Officer of Whitney Holding Corporation and Whitney National Bank from 2009 to 2011; Executive Vice President of Whitney Holding Corporation and Whitney National Bank from 2004 to 2009.

Edward G. Francis	49	Executive Vice President since 2008; Chief Banking Officer since 2014; Chief Commercial Banking Officer from 2010 to 2014; Executive – Commercial Banking from 2008 to 2010; Senior Commercial Lending Officer from 2003 to 2008.

Samuel B. Kendricks	55	Executive Vice President since 2011; Chief Credit Risk Officer since 2014; Chief Credit Officer from 2010 to 2014; Chief Credit Policy Officer from 2009 to 2010; Senior Regional Credit Officer from 2008 to 2009.

D. Shane Loper	49	Executive Vice President since 2008; Chief Operating Officer since 2014; Chief Administrative Officer from 2013 to 2014; Chief Risk Officer from 2012 to 2013; Chief Risk and Administrative Officer from 2010 to 2012.

Joy Lambert Phillips	59	Executive Vice President since 2009; Corporate Secretary since June 2011; General Counsel since 1999.

Clifton J. Saik	62	Executive Vice President since 2002; Chief Wealth Banking Officer since 2014; Chief Wealth Management Officer from 2010 to 2014; Executive, Wealth Management from 2007 to 2010; Director of Trust from 1998 to 2011.

Suzanne C. Thomas	60	Executive Vice President since 2011; Chief Credit Officer since 2014; Chief Credit Officer of Whitney Bank from 2011 to 2014; Chief Wholesale Credit Officer since 2012; Executive Vice President and Chief Credit Officer of Whitney Holding Corporation and Whitney National Bank from 2010 to 2011; Senior Vice President of Whitney National Bank from 2001 to 2009.

Stephen E. Barker	58	Chief Accounting Officer of the Company since 2011; Senior Vice President and Comptroller, Whitney National Bank from 2000 to 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a Board of at least nine directors divided into three classes. As of the record date, we had 14 directors. By Board resolution, the Board size will be reduced to 13 directors effective as of the date of the annual meeting, as one director whose term expires at the annual meeting (Mr. Milling) is not standing for re-election.

Four directors will be elected at this year’s annual meeting. The Corporate Governance and Nominating Committee (the Corporate Governance Committee) met in February 2015 to evaluate the nominees standing for election. Based on the Corporate Governance Committee’s evaluation and with their unanimous recommendation, the Board has nominated the following four persons for election to a three-year term expiring at the Company’s 2018 annual meeting: John M. Hairston, James H. Horne, Jerry L. Levens and Christine L. Pickering. Each of these individuals is currently serving as a director of our Company.

The Board recommends that shareholders vote “FOR” all four nominees. In the unexpected event that, prior to the date of the annual meeting, any such nominee becomes unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

In 2013, our Board adopted a director resignation policy. The policy provides that if a director standing for election receives a greater number of “withheld” votes than “for” votes, the director will promptly tender his or her resignation. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation and otherwise address any noted shareholder concerns. The Board will act on the Committee’s recommendation within 90 days of the annual meeting, and the Company will disclose the Board’s decision and any other material information in a Form 8-K.

Nominations for election to the Board may be made as set forth under the heading “Board of Directors and Corporate Governance – Board Committees – Corporate Governance and Nominating Committee” on page 18 of this proxy statement.

INFORMATION ABOUT DIRECTORS

The following table sets forth information we have obtained from the director nominees and continuing directors regarding: (a) their principal occupations for the last five years; (b) directorships they hold or have held within the last five years with other public companies; (c) their ages at March 2, 2015; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Bank (other than as a director), as applicable. The table also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Unless otherwise specified, references herein to “the merger” shall mean the merger between the Company and Whitney Holding Corporation on June 4, 2011. As of March 31, 2014, Hancock Holding Company operates under one Bank charter doing business as Whitney Bank in Louisiana and Texas and Hancock Bank in Mississippi, Alabama and Florida.

Nominees for a Term Expiring in 2018

John M. Hairston Director since 2006 Age 51

John M. Hairston is President of the Company and Chief Executive Officer of the Company and the Bank. He has served as our Chief Executive Officer since 2008 and as President of the Company since 2014. He also served as Chief Operating Officer from 2008 to 2014, Chief Operations Officer from 1994 to 2006 and as Executive Vice President of the Company, Hancock Bank and Hancock Bank of Louisiana from 1994 to 2006.

Mr. Hairston serves on the Board of Directors and Board Audit Committee of the American Bankers Association. He is immediate past Chairman of the Mississippi Gaming Commission; the gaming industry is an integral part of the Gulf Coast regional economy. He is past Chairman of the Mississippi Information Technology Services Board of Directors and Mississippi State

University College of Business Advisory Board. He currently serves on the Board of the Mississippi State University Research & Technology Corporation, the Gulf Coast Business Council Board of Directors, and is a member of the faculty of the Louisiana State University Graduate School of Banking in Baton Rouge, Louisiana. He serves as Trustee on the Executive Committee of the National World War II Museum located in New Orleans, Louisiana.

Mr. Hairston’s significant banking experience makes him an asset to our Board. In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer and formerly as Chief Operating Officer give him a unique insight into our Company’s operations and challenges, and make him a valued member of our Board.

James H. Horne Director since 2000 Age 63

James H. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979. He also manages several large, industrial warehouses. He has served on various Board committees of the Company, including the Audit Committee and as Chair of the Corporate Governance and Nominating Committee. He is currently Vice Chair of our Corporate Governance and Nominating and Board Risk Committees.

Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He began his service on the Hancock Bank Board in 1995. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, and he is a past president of the Mississippi Chapter of the Appraisal Institute. His extensive appraisal experience involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile area (two important markets of the Company).

His substantial real estate investment experience and his extensive knowledge of the Mississippi Gulf Coast and its real estate market combine to make him a valuable asset to our Board.

Jerry L. Levens Director since 2009 Age 58

Jerry L. Levens has been a partner since 1992 at the regional CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC, based on the Mississippi Gulf Coast, and is the partner in charge of all of the firm’s audit and assurance engagements. Prior to joining the Hancock Holding Company Board of Directors, he served as a director of Hancock Bank (Mississippi) from 2008 to 2009. He currently serves as Chair of the Board Risk Committee and as a member of the Audit Committee.

Mr. Levens has worked in the accounting field since 1978. He has substantial academic and professional credentials, including an undergraduate degree in accounting from the University of Mississippi, a Mississippi Certified Public Accounting license, a Certified Fraud Examiner and is a Chartered Global Management Accountant. He is a member of the American Institute of Certified Public Accountants (AICPA) and was an elected member of its Governing Council representing the State of Mississippi CPAs, is a member and past president of the Mississippi Society of Certified Public Accountants (MSCPA), and was appointed by a former Governor to a five year term to the Mississippi State Board of Public Accountancy serving one year as its chairman. Mr. Levens is also a member of the National Association of Corporate Directors (NACD) and was recently appointed as a Board Leadership Fellow; on the Board of Directors of the Mississippi Gulf Coast

Chamber of Commerce Foundation, Inc. where he serves as the current Chairman; on the Board of Directors of the Infinity Science Center, Inc. where he serves as the current Chairman; on the Board of Commissioners for the Mississippi Gulf Coast Regional Convention and Visitors Bureau, where he serves as Chair of the Board’s Governance Committee and Audit Committee; Immediate Past Chairman of the Finance Council for the Catholic Diocese of Biloxi, Inc.; and Immediate Past Chairman of the Pastoral Council at St. Thomas the Apostle Catholic Church. At the University of Mississippi, Mr. Levens serves on the E. H. Patterson School of Accountancy Professional Advisory Council. He has received numerous awards and commendations for his professional, civic, and business activities.

Mr. Levens’ substantial experience in finance, accounting, auditing, and business has prepared him to serve on and make him a valuable asset to our Board.

Christine L. Pickering Director since 2000 Age 54

Christine L. Pickering has been the owner of Christy Pickering, CPA since 1991. Ms. Pickering has worked in the fields of auditing and assurance, tax preparation, and litigation support. Prior to joining the Hancock Holding Company Board of Directors, she served as a Hancock Bank Board Director from 1995 to 2000. She is currently the Chair of the Corporate Governance and Nominating Committee and Vice Chair of the Audit Committee for Hancock Holding Company. From 2004 to 2012, she served as Chair of the Audit Committee.

Ms. Pickering has substantial financial and accounting expertise due to her experience as a licensed Certified Public Accountant for the past 29 years. Her work in the area of litigation support and as an expert witness led to her recent appointment by the court as a Special Master in a legal proceeding. She is a member of the American Institute of Certified Public Accountants and is an associate member of the Association of Certified Fraud Examiners. Ms. Pickering has served as a director of Mississippi Power Company, Gulfport, since 2007 and served as the Chair of the Controls and Compliance Committee from 2009 to 2013. In 2008, Ms. Pickering was appointed as a Trustee by the Governor of Mississippi to the Institutions of Higher Learning Board for a ten year term. This Board oversees the eight state public universities.

Ms. Pickering has received numerous awards and recognition over the years for her service to the community. These include: the Small Business Accountant Advocate award for the State of Mississippi; the Harrison County, Mississippi, Small Business Excellence Award; recognition as an Outstanding Community Leader of South Mississippi by local and state publications; and recognition as Rotarian of the Year by the Biloxi Rotary Club where she previously held the offices of President, Secretary and Treasurer. Ms. Pickering was also a member of the Inaugural class of Leadership Gulf Coast. In addition to the time she commits to other service organizations, until very recently she served as a Board member and Audit Committee Chair of the Gulf Coast Renaissance Corporation, an organization that facilitates the development of communities and creates economic opportunities.

Ms. Pickering has worked in the field of accounting since 1983. Her wealth of financial and accounting expertise combined with her extensive knowledge of the Gulf Coast market make Ms. Pickering a valuable asset to the Board.

THE BOARD RECOMMENDS A “FOR” VOTE FOR ALL NOMINEES

Incumbent Directors with Terms Expiring in 2016

James B. Estabrook, Jr. Director since 1995 Age 70

James B. Estabrook, Jr., who has served as Chairman of our Board since 2009, is President of Estabrook Motor Co., Inc., a position he has held since 1967. He is also the President of Estabrook Automotive, Inc. These two enterprises are multi-line automobile dealerships serving the Mississippi Gulf Coast markets. In addition, Mr. Estabrook serves as Secretary and Treasurer/Director of Versant Holding Company, President of Auto Credit, Inc. (an automobile finance business), President of Estabrook Properties, LLC (a real estate business), President of Falcon Leasing and Rental, Inc. (a daily rental automobile business), President of Gulf Coast Financial Corp., Inc. of Pascagoula, Mississippi and President of Conundrum, Inc., an investment company. Mr. Estabrook is a member of our Board Risk Committee.

Mr. Estabrook has held several leadership positions in a range of regional and national automobile industry-related organizations and trade groups, including serving as Chairman of Ford Dealer Advertising Fund (Southern Quality Dealers), Chairman of the Ford Zone Dealer Council and past President and Director of the Mississippi Automobile Dealers Association. Mr. Estabrook has also served on the boards of numerous economic development and business councils in addition to leadership positions in several civic and charitable groups. He has been an Advisory Director of Hancock Bank since 1985.

Mr. Estabrook’s significant experience in the Mississippi market as a business leader provides him with a wealth of knowledge in dealing with operational, strategic, financial, and regulatory matters at the board level, making him qualified to serve as a member of our Board.

Hardy B. Fowler Director since 2011 Age 63

Hardy B. Fowler served as the Office Managing Partner of the New Orleans office of the international accounting firm of KPMG from October 2002 to September 2009. In his 34-year career with KPMG, he spent 25 years as a tax partner. Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011, when he joined our Board in connection with the merger. Mr. Fowler is a member of our Audit and Corporate Governance and Nominating Committees and, as of January 2013, is the Chairman of our Audit Committee.

Mr. Fowler, a Certified Public Accountant, has substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. He has significant civic and community ties to New Orleans, including service on the boards of the Bureau of Governmental Research, the Business Council of New Orleans, Junior Achievement, and many other civic organizations including Louisiana State University’s Tiger Athletic Foundation, Lambeth House and Trinity Episcopal School.

Mr. Fowler’s long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market. This experience makes him a valuable asset to our Board and also positions him well to serve as Chair of our Audit Committee and to provide insights into strategies and solutions to address the challenges of our business.

Randall W. Hanna Director since 2009 Age 56	Randall W. Hanna returned to the practice of law with Bryant Miller Olive in 2015, after having served as the Chancellor of the Florida College System, which serves approximately 800,000 higher education students through 28 institutions in Florida. The Florida College System is the primary access point for higher education in Florida and the leading provider of workforce education in the state. Prior to his November 2011 appointment as chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a law firm with offices in Florida, Washington, D.C. and Atlanta. Under his leadership, the firm grew to become one of the leading firms in Florida, most notably in the area of public finance. During his legal career, he has worked on complex financial and economic development transactions throughout the State of Florida. Prior to his appointment as a director of the Company, he served as a director of Hancock Bank of Florida from 2007 to 2010. Mr. Hanna is a member of our Audit Committee.

Mr. Hanna is a past chairman of the Greater Tallahassee Chamber of Commerce, a former member of Florida A & M University Board of Trustees, a past chairman of the State Board of Community Colleges, and a past chairman of the Florida Board of Bar Examiners. He previously served as Special Counsel to United States Senator Bob Graham. He was previously recognized as one of the “Most Influential Floridians” by Florida Trend Magazine.

As former chancellor of a large college system, Mr. Hanna understands the management concerns created by varied interests and business units organized as a system in a public domain. His legal skills and substantial knowledge of the Florida market and its key industries also make him a valuable asset to our Board.

Eric J. Nickelsen Director since 2011 Age 70

Eric J. Nickelsen has been a real estate developer in the Florida panhandle market, from Pensacola to Destin and Fort Walton, since 1998. Before his career in real estate, Mr. Nickelsen was a banker, with varying responsibilities relating to operations and lending between 1966 and 1998. By the end of his banking career, Mr. Nickelsen led the Northwest Florida region for Barnett Bank, serving as its Chairman, President and CEO. Mr. Nickelsen was a director of Whitney Holding Corporation and Whitney National Bank from 2000 until 2011, when he joined our Board in connection with the merger. Mr. Nickelsen is a member of our Board Risk Committee.

Mr. Nickelsen is very involved in various civic and charitable organizations throughout the Florida panhandle, including serving as the chairman of institutions such as the Pensacola Junior College Foundation, the University of West Florida Foundation, the Pensacola Area Chamber of Commerce, Rebuild Northwest Florida, Inc. and the Sacred Heart Health System (a large health organization operating four hospitals and other facilities in the Florida panhandle) and as chairman or director of numerous other civic and community groups. Mr. Nickelsen is also active with the University of Florida, having served as the past National President of Gator Boosters, Inc. He also served on the board of The Athletic Association and is currently a board member of The Foundation. He has received numerous awards and commendations for his past civic and business activities. Mr. Nickelsen served on virtually every board committee during his tenure on the Whitney Holding Corporation board, and served as Whitney’s lead independent director at the time of the merger.

Mr. Nickelsen’s significant experience in the banking and real estate industries, which provides him with extensive knowledge of our business, and his in-depth knowledge of the Florida panhandle market make him qualified to serve as a member of our Board.

Robert W. Roseberry Director since 2001 Age 63

Robert W. Roseberry is the owner and operator of Pine Lake Farms, LLC, managing approximately 2,000 acres of timber land. He retired from Hancock Bank in 2007, having served as President of its Northern Division from 2001 to 2007. Previously, Mr. Roseberry served as the Chairman and Chief Executive Officer of Lamar Capital Corporation, which was acquired by Hancock Holding Company in 2001. He served in various capacities at Lamar Bank from 1971 to 2001, including as Chairman and Chief Executive Officer from 1998 to 2001, President and Chief Executive Officer from 1986 to 1998, and director from 1972 to 2001. Mr. Roseberry is a member of our Board Risk Committee.

Mr. Roseberry is involved in numerous civic activities, including serving as mayor of Purvis, Mississippi from 1985 through 1988. In addition, he helped organize the Lamar County Economic Board and was its first President.

Mr. Roseberry’s substantial experience in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. This background, as well as his experience managing and operating a large private company, makes him qualified to serve as a member of our Board.

Anthony J. Topazi Director since 2007 Age 64

Anthony J. Topazi is the former Executive Vice President and Chief Operating Officer of Southern Company from 2010 to 2012. Based in Atlanta, Southern Company is one of the largest generators of electricity in the nation, serving both regulated markets across the southeast in Mississippi, Alabama, Florida and Georgia, and competitive markets across the U.S. He served as President and Chief Executive Officer of Mississippi Power Company from 2004 to September 2010. Mr. Topazi was an Advisory Director of Hancock Bank from 2004 to 2007 when he became a board member of Hancock Holding Company. Mr. Topazi is a member of our Compensation Committee.

Mr. Topazi served on the Board of the Federal Reserve Bank, New Orleans Branch from 2008 until December 2010. Additionally, Mr. Topazi has held numerous executive leadership positions with Gulf Coast business, economic and service organizations. He served as Chairman of Momentum Mississippi, a public-private partnership formed in 2004 by Governor Haley Barbour to develop the State of Mississippi’s long term economic development strategy. He also served as chairman of the Gulf Coast Business Council, and as Chairman of the Gulf Coast Renaissance Corporation, which focuses on the redevelopment of the coastal communities and housing for the workforce. Mr. Topazi has also served as a board member of the Mississippi Economic Council, the Mississippi Partnership for Economic Development, the Gulf Coast Community Foundation, and the Mississippi Gulf Coast Chamber of Commerce. Mr. Topazi was named a 2013 Financial Times Outstanding Director, one of five corporate directors to receive the honor nationally.

Mr. Topazi’s considerable senior management and economic development experience, as well as his significant regulatory experience given his career in a highly-regulated industry and his tenure on the board of the New Orleans branch board of the Federal Reserve, make him qualified to serve as a member of our Board.

Incumbent Directors with Term Expiring in 2017

Frank E. Bertucci Director since 2000 Age 58

Frank E. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler since 1978 and has served as its President since 1990. Since 2001, Mr. Bertucci has served as Chief Executive Officer of Capital City Beverage, Jackson, Mississippi, a beverage distributorship that has been in business since 1941. He previously served on the Audit Committee and a Loan Oversight Committee. He is currently the Chair of the Compensation Committee of the Company.

Mr. Bertucci is a director of the Mississippi Malt Beverage Association in Jackson, Mississippi and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings. Mr. Bertucci’s companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. Mr. Bertucci has been active in the U. S. Special Olympics organization, as well as a number of other charitable organizations throughout the Mississippi Gulf Coast market. He is a member of the Gulf Coast Business Council. Mr. Bertucci has been involved in the banking industry since 1995, when he became an Advisory Director of Hancock Bank, bringing to it his lifelong knowledge of the Mississippi Gulf Coast and its economy.

Mr. Bertucci’s substantial business experience coupled with his involvement in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. This broad knowledge of the banking industry and our Mississippi market make him an effective director of the Company.

Terence E. Hall Director since 2011 Age 69

Terence E. Hall has served as Chairman of the Board of Superior Energy Services, Inc. (Superior) since December 2010. He also served as Executive Chairman of Superior from May 2010 to December 2010 and as Chairman of the Board and Chief Executive Officer from 1995 to 2010. Mr. Hall also served as a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011 when he joined our Board in connection with the merger. Mr. Hall is Vice Chair of our Compensation Committee.

Energy related lending, especially lending to support service activities such as those engaged in by Superior, is a significant industry segment for our Company. Headquartered in Houston, Texas, Superior has facilities located in many of the same cities and towns in South Louisiana that host Whitney Bank’s locations. This, coupled with Mr. Hall’s tenure on the Whitney Holding Corporation Board during which he served on its Executive Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee, has provided Mr. Hall with valuable insight into commercial and support service industry banking needs in many of our important markets.

Mr. Hall’s qualifications as a Company director include his law degree and decades of experience as a practicing attorney, as well as the insights he gained over several years as an entrepreneur and business manager prior to founding Superior in 1987. Mr. Hall’s substantial experience as an executive of a large public company engaged in the oil and gas industry, which plays a vital role in the economies of many of the Gulf South markets served by the Company, makes him an effective director of the Company.

Thomas H. Olinde Director since 2009 Age 59

Thomas H. Olinde has served as President of Olinde Hardware and Supply Co., Inc. since 1997 and is also a managing member and director of B. Olinde and Sons Co., LLC. Through these companies, Mr. Olinde operates and manages a network of retail furniture stores operating in most of the central and south Louisiana markets where the Bank has a presence. Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections. Mr. Olinde has been a director of Whitney Bank (formerly Hancock Bank of Louisiana) since 2006. Mr. Olinde is a member of our Compensation Committee.

Mr. Olinde is a past Chairman and President of the Furniture Marketing Group, the largest furniture buying group of independent furniture dealers in the country, and is a past board member of the National Home Furnishings Association, the nation’s largest organization devoted to home furnishings retailers. Additionally, Mr. Olinde is a former member of the Broyhill Furniture National Dealer Council and a past director of the National Coalition of Community and Justice. A leader in local business and civic organizations, Mr. Olinde currently serves as Chairman of the Board of Our Lady of the Lake Elderly Housing, board member of the Louisiana Retailers Association, a member of the Volunteer Services Council of the Louisiana School for the Visually Impaired, and is a past Chairman and Director of the Better Business Bureau of Baton Rouge, a past president of the Baton Rouge Speech and Hearing Foundation and a recipient of the Volunteer Activist Award in the greater Baton Rouge area.

Mr. Olinde’s extensive community ties in markets served by the Company and his broad business experience make him an effective director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that are beneficially owned as of December 31, 2014 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,919,219	(1)	8.5%

State Street Corporation One Lincoln Street Boston, MA 02111	5,131,535	(2)	6.3%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,026,507	(3)	6.16%

(1)	Based on information contained in a Schedule 13G/A filed with the SEC on January 23, 2015 by BlackRock, Inc. (BlackRock). BlackRock reports that it has sole voting and sole dispositive power with respect to all shares of our common stock covered by its Schedule 13G/A. BlackRock has reported that the shares covered by the Schedule 13G/A are held in trust accounts for the benefit of the beneficiaries of those accounts and that, to BlackRock’s knowledge, no single beneficiary owns more than 5% of our total outstanding common shares.

(2)	Based on information contained in the Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation (State Street) as of December 31, 2014. State Street and certain of its subsidiaries, as registered investment advisers, share voting power and dispositive power with respect to all reported shares.
(3)	Based on information contained in the Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group (Vanguard) as of December 31, 2014. Vanguard has sole voting power with respect to 116,051 shares, shared dispositive power with respect to 108,588 shares, and sole dispositive power with respect to 4,917,919 shares.

The following table shows the number of shares of our common stock beneficially owned as of February 20, 2015 by (i) our directors, (ii) our named executive officers, as defined below in the “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class (2)
Frank E. Bertucci (3)	11,114		*
Carl J. Chaney (4)	89,112		*
James B. Estabrook, Jr. (5)	39,583		*
Hardy B. Fowler (6)	12,872		*
John M. Hairston (7)	219,020		*
Terence E. Hall	48,930		*
Randall W. Hanna (8)	10,221		*
James H. Horne (9)	63,955		*
Jerry L. Levens (10)	15,580		*
R. King Milling (11)	115,875		*
Eric J. Nickelsen (12)	77,102		*
Thomas H. Olinde (13)	17,815		*
Christine L. Pickering (14)	10,564		*
Robert W. Roseberry (15)	118,214		*
Anthony J. Topazi (16)	12,127		*

Named Executive Officers
Michael M. Achary (17)	79,870		*
Joseph S. Exnicios (18)	55,553		*
Richard T. Hill (19)	52,955		*
Clifton J. Saik (20)	101,180		*
Directors and executive officers as a group (21) (24 persons)	1,362,240	1.67%

*	Less than 1% of the outstanding common stock.
(1)	Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.
(2)	Based on 81,799,156 shares of our common stock outstanding and entitled to vote as of February 20, 2015.
(3)	Includes 3,487 shares held for the account of Mr. Bertucci in the Company’s Dividend Reinvestment Plan and 1,109 shares held for the account of Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan.
(4)	Includes 18,700 shares held by Mr. Chaney’s spouse, 263 shares held jointly by Mr. Chaney and his spouse, 1,743 shares held for the benefit of Mr. Chaney’s children, 1,381 shares held for the account of Mr. Chaney in the Company’s Non-Qualified Deferred Compensation Plan, and 15,255 shares for the account of Mr. Chaney in the Company’s Dividend Reinvestment Plan.

(5)	Includes 8,590 shares held for the account of Mr. Estabrook in the Company’s Non-Qualified Deferred Compensation Plan and 13,305 shares held jointly with his spouse.
(6)	Includes 1,019 shares held by Mr. Fowler in an IRA and 1,030 shares held by Mr. Fowler’s wife, as to which he disclaims beneficial ownership.
(7)	Includes 396 shares held for the benefit of Mr. Hairston’s children and 10,967 shares held for the account of Mr. Hairston in the Company’s Non-Qualified Deferred Compensation Plan and 12,765 shares held in the Hancock 401(k) plan. Also includes 18,000 shares issuable upon the exercise of options granted under the 1996 LTIP, 26,112 restricted stock awards and 87,770 shares issuable upon the exercise of options granted under the 2005 LTIP and 3,731 restricted stock awards issued under the 2014 LTIP. Does not include 51,605 performance stock awards and units granted for which Mr. Hairston does not possess voting or investment power. Includes 30,970 shares that are pledged as security for loans.
(8)	Includes 1,435 shares held in Mr. Hanna’s IRA; 3,313 shares held for the account of Mr. Hanna in the Company’s Non-Qualified Deferred Compensation Plan, and 37 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan.
(9)	Includes 2,872 shares held by Mr. Horne in an IRA and 1,641 shares held by his spouse in an IRA; 4,925 shares owned jointly with Mr. Horne’s spouse, 17,666 shares held for the account of Mr. Horne in the Company’s Non-Qualified Deferred Compensation Plan and 5,118 shares held jointly by Mr. Horne and his spouse in the Dividend Reinvestment Plan. Includes 26,608 Hancock Company shares held by companies in which Mr. Horne holds a majority or partial interest.
(10)	Includes 8,524 shares held for the account of Mr. Levens in the Company’s Non-Qualified Deferred Compensation Plan and 283 shares held for the account of Mr. Levens in the Company’s Dividend Reinvestment Plan. Also includes 2,088 shares held jointly with his spouse in a family limited partnership as to which he disclaims beneficial ownership.
(11)	Includes 5 shares held by Mr. Milling’s wife, as to which he disclaims beneficial ownership.
(12)	Includes 5,941 shares held in trusts as to which Mr. Nickelsen has voting power. Also includes 7,524 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation.
(13)	Includes 8,696 shares held for the account of Mr. Olinde in the Company’s Non-Qualified Deferred Compensation Plan and 997 shares held for the account of Mr. Olinde in the Company’s Dividend Reinvestment Plan.
(14)	Includes 1,459 shares held by Ms. Pickering in an IRA and 248 shares held by her spouse in an IRA. Also includes 67 shares held for the account of Ms. Pickering in the Company’s Dividend Reinvestment Plan and 3,964 shares held for the account of Ms. Pickering in the Company’s Non-Qualified Deferred Compensation Plan.
(15)	Includes 14,776 shares held by Mr. Roseberry’s spouse and 32,707 shares held jointly with his spouse.
(16)	Includes 4,292 shares held jointly with Mr. Topazi’s spouse. Also includes 1,592 shares held for Mr. Topazi’s account in the Company’s Non-Qualified Deferred Compensation Plan and 871 shares held for Mr. Topazi’s account in the Company’s Dividend Reinvestment Plan.
(17)

Includes 3,694 shares held in an IRA, 2,356 shares held for the account of Mr. Achary in the Company’s Dividend Reinvestment Program and 8,297 shares held for the account of Mr. Achary in the Hancock 401(k) plan. Also includes 7,500 shares issuable upon the exercise of options granted under the 1996 LTIP, 12,314 restricted stock awards and 33,293 shares issuable upon the exercise of options granted under the 2005 LTIP and 3,518 restricted stock awards granted under the 2014 LTIP. Does not include 15,805 performance stock awards granted for which Mr. Achary does not possess voting or investment power.
(18)	Includes 17,433 shares held for the account of Mr. Exnicios in the Hancock 401(k) plan. Also includes 11,077 shares issuable upon the exercise of options granted under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation, 6,645 restricted stock awards and 4,320 shares issuable upon the exercise of options granted under the 2005 LTIP, and 3,078 restricted stock awards granted under the 2014 LTIP. Does not include 12,445 performance stock awards granted for which Mr. Exnicios does not possess voting or investment power.
(19)	Includes 10,000 shares held in an IRA, 355 shares held for the account of Mr. Hill in the Company’s Dividend Reinvestment Program, and 10,138 shares held in the Hancock 401(k) plan.
(20)	Includes 5,304 shares held for Mr. Saik in the Company’s Non-Qualified Deferred Compensation Plan, 1,430 shares held for the account of Mr. Saik in an IRA, and 10,103 shares held in the Hancock 401(k) plan. Also includes 9,000 shares issuable upon the exercise of options granted under the 1996 LTIP, 10,434 restricted stock awards and 30,469 shares issuable upon the exercise of options granted under the 2005 LTIP and 2,944 restricted stock awards issued under the 2014 LTIP. Does not include 13,193 performance stock awards granted for which Mr. Saik does not possess voting or investment power.
(21)	Includes 20,861 shares held for the account of such persons in the Company’s Dividend Reinvestment Plan, 1,031 shares held for the account of such persons in the Company’s Employee Stock Purchase Plan, 82,752 shares held for the account of such persons in the Hancock 401(k) plan, 74,749 shares held in the Company’s Non-Qualified Deferred Compensation Plan, 38,440 shares issuable upon the exercise of options held by such persons granted under the 1996 LTIP, and 116,904 restricted stock awards and 288,364 shares issuable upon the exercise of options granted under the 2005 LTIP. Also includes 28,667 restricted stock awards issued under the 2014 LTIP and 23,219 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation. Does not include 155,648 performance stock awards granted for which such persons do not possess voting or investment power. Information excludes Mr. Chaney’s and Mr. Hill’s ownership due to their separation from the Company at December 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were made timely during 2014 except that Mr. Saik inadvertently failed to timely report a gift of shares made to an immediate family member in February 2014, which transaction was subsequently reported on a late Form 5.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Company’s Board held 10 meetings in 2014. The Board currently consists of 14 directors. In February 2015, the Board decided to reduce the size of the Board to 13 directors effective as of the annual meeting, as Mr. Milling, whose term expires at the annual meeting, will not be standing for re-election. The Company’s Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation that the Company have a minimum of nine directors.

The Board currently has one employee director. The Board has determined that all non-employee directors – Frank E. Bertucci, James B. Estabrook, Jr., Hardy B. Fowler, Terence E. Hall, Randall W. Hanna, James H. Horne, Jerry L. Levens, R. King Milling, Eric J. Nickelsen, Thomas H. Olinde, Christine L. Pickering, Robert W. Roseberry and Anthony J. Topazi – are independent under the applicable rules of The NASDAQ Stock Market, LLC (NASDAQ), on which our common stock trades. In addition, the Board has determined that Mr. Pace, who served as a director until the 2014 annual meeting, was independent under the applicable rules of

NASDAQ.

During 2014, the Company’s independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, convening six such sessions during 2014. Neither of the Chief Executive Officers nor any other Company employees were present during these executive sessions.

During 2014, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which he or she served. The Board has adopted Corporate Governance Guidelines that encourage its directors to attend each annual meeting. All but three of our directors attended the Company’s 2014 annual meeting.

Board and Management Leadership Structure

The Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President presides over each Board meeting and performs such other duties as may be incident to the office. Although the bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices. We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Prior to December 31, 2014, the Company maintained a dual chief executive officer structure. In addition to being significant to the Company’s succession planning process, this structure enabled the Company to benefit from both Mr. Hairston’s and Mr. Chaney’s strategic leadership and vision in matters of integration and growth following the Company’s merger with Whitney Holding Corporation. Effective December 31, 2014, Carl J. Chaney retired from the Company as its Chief Executive Officer. With his retirement, the Company has moved towards a more streamlined executive structure that eliminates the dual chief executive officer role, bringing us in line with most of our peers.

Board Committees

There are four standing committees of the Board of Directors: Audit, Compensation, Corporate Governance and Nominating, and Board Risk. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2014.

Name	Audit	Compensation	Corporate Governance and Nominating	Board Risk
Frank E. Bertucci		X *
James B. Estabrook, Jr. †				X
Hardy B. Fowler	X *		X
John M. Hairston
Terence E. Hall		X ^
Randall W. Hanna	X
James H. Horne			X ^	X ^
Jerry L. Levens	X			X *
R. King Milling (1)
Eric J. Nickelsen				X
Thomas H. Olinde		X
Christine L. Pickering	X ^		X *
Robert W. Roseberry				X
Anthony J. Topazi		X
Number of Meetings in 2014 (2)	12	7	7	5

†	Chairman of the Board
*	Committee Chair in 2014

^	Committee Vice Chair in 2014
(1)	Mr. Milling’s term expires at the 2015 annual meeting and he will retire from the Board at that time.
(2)	In addition to their regular meetings, the Audit and Board Risk Committees held two joint meetings in 2014.

Audit Committee

The Audit Committee is currently comprised of Messrs. Fowler (Chair), Hanna, Levens and Ms. Pickering (Vice Chair). The Board has determined that Ms. Pickering and Messrs. Fowler, Hanna and Levens each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee. The Board has classified Ms. Pickering and Messrs. Fowler and Levens as “audit committee financial experts” as defined in applicable SEC regulations.

The Audit Committee is governed by a written charter, a copy of which is on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 46 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Bertucci (Chair), Hall (Vice Chair), Olinde, and Topazi. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code’s additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s Chief Executive Officer, other officers of the Company and its subsidiaries having the rank of Executive Vice President or higher and who report directly to the Chief Executive Officer, and any other executive officer covered by Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies, and programs. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company’s compensation risk management for inclusion in the Company’s proxy statement.

Our long term incentive plans permit the Compensation Committee to delegate all or any of its responsibilities and powers under the plans to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act. The Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make grants outside of the annual long term incentive program, such as grants to new hires and special retention related grants, valued in excess of $100,000, and to the Company’s Chief Human Resources Officer to make such grants valued at less than $100,000. Neither officer is permitted to grant awards to persons subject to Section 16 of the Exchange Act.

The Compensation Committee’s Charter, which further outlines the Compensation Committee’s responsibilities and duties, appears on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. Additional information regarding the functions and role of the Compensation Committee is set forth under “Compensation Discussion and Analysis - Role of the Compensation Committee” on page 24.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (Corporate Governance Committee) is currently comprised of Ms. Pickering (Chair) and Messrs. Fowler and Horne (Vice Chair). The Board has determined that Ms. Pickering and Messrs. Fowler and Horne are each independent under applicable NASDAQ rules. The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board and its committees. The Corporate Governance Committee’s Charter is available on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Director Qualifications, Qualities, and Skills. The Corporate Governance Committee has adopted criteria that it uses when it selects individuals to be nominated for election to the Board. First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents.

In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Bank; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communications skills, facilitation skills, crisis management skills, and relationship building and networking skills.

Diversity Considerations. The Corporate Governance Guidelines do not specifically define diversity. The Corporate Governance Committee believes that the Board should have directors from diverse backgrounds and with a diversified set of business skills and experience. In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board. Moreover, the Corporate Governance Committee considers whether the Board, as a whole, reflects the diverse regions and lines of business of our markets and the customers we serve.

Consideration of Candidates Nominated by Shareholders. Nominations for election to the Board, other than those made by or at the direction of the Board, may be made by a shareholder by delivering written notice to the Corporate Secretary not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that the Company has mailed the first notice of the meeting at least 60 days prior to the meeting date. If the Company has not given such notice, shareholder nominations must be submitted within 10 days following the earlier of: (i) the date that notice of the date of the meeting was first mailed to the shareholders, or (ii) the date on which public disclosure of such date was made.

The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and number of shares of the Company’s common stock that are beneficially owned by such nominee; and (iv) any other information relating to such nominee as may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors. The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder and (ii) the class and amount of such shareholder’s beneficial ownership of the Company’s capital stock.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as a director of the Company.

It is the Corporate Governance Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board. The Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be followed by Shareholders. To submit a recommendation of a director candidate to the Corporate Governance Committee, in addition to the information set forth above, a shareholder should submit the following information in writing to Ms. Joy Lambert Phillips, Corporate Secretary, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501:

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected;

•	As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Board Risk Committee

The Board Risk Committee is comprised of independent Company directors Messrs. Levens (Chair), Estabrook, Horne (Vice Chair), Nickelsen and Roseberry. The Board Risk Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, operational risk, reputational risk, and strategic risk. The Board Risk Committee assesses the operational processes associated with the Company’s potential risk related to business recovery, compliance, corporate insurance, and legal. The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function. The Board Risk Committee acts pursuant to a written Charter, a copy of which is available on the Company’s website under the Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Board’s Role in Risk Oversight

The Board recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk supervisor within the Company to enable it to understand the risk identification, risk management and risk mitigation procedures. The Board Risk Committee assists the Board in the assessment and management of the Company’s policies, procedures and practices relating to credit risk, liquidity risk, market risk, operational risk, reputational risk, and strategic risk. The Audit Committee reviews the Company’s control systems to manage and monitor financial risk with management and internal audit. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Risk Officer, who is a member of executive management, to support the risk oversight responsibilities of the Board and its committees and to involve the appropriate personnel in risk management by establishing committees responsible for oversight of the many risks faced by the Company. The Chief Risk Officer reports to the Board each quarter on the Company’s enterprise-wide risk management systems.

COMPENSATION OF DIRECTORS

Cash Compensation

The Company pays its non-employee directors annual retainer fees of $30,000, except that the Chairman of the Board receives an annual retainer fee of $50,000. The Company pays additional annual retainers to committee chairs as follows: Audit Committee, $10,000; Compensation Committee, $7,500; Board Risk Committee, $7,500; Credit Risk Management Subcommittee, $5,000; and Corporate Governance and Nominating Committee, $5,000. Although this does not apply to our current committee composition, any director chairing multiple committees is only paid the higher committee chair retainer. The Company pays an audit disclosure annual retainer of $1,200 to an Audit Committee director for additional review of quarterly filings. In addition to the retainer, the Company pays non-employee directors a fee of $1,750 per Board meeting attended. Directors serving on any committees are paid meeting fees of $1,000 for each committee meeting attended. The Company’s bank subsidiary also maintains an operating board whose members are the same as the members of the Company’s Board. Non-employee Company directors do not receive any additional fees for service on the Bank board. In addition, as part of our community outreach efforts we maintain “market boards” in many of our market areas. Leading members of the community are asked to serve on these market boards together with management. Market board members provide management with insight into trends and opportunities in our key markets and support and promote the Bank in the communities served. We may request that our Company directors also serve on a market board. Non-employee Company directors serving on our market boards do not receive any additional fees for such service.

Each non-employee director may elect to receive payment of the retainer fees and meeting fees in the form of cash or through the grant of a number of shares of Company common stock having an equivalent value as of the date of the grant (not to exceed $100,000 in Company common stock per year with the remainder paid in cash); or they may elect to defer all or any portion of their fees under the Company’s Nonqualified Deferred Compensation Plan.

Equity Compensation

All non-employee directors receive an annual equity grant valued at $30,000, which is paid in January. The number of shares delivered is based on the closing price of our common stock on the date prior to the award, rounded to the nearest whole share.

Director Stock Ownership Guidelines

Directors must own either 5,000 shares of Company common stock or stock worth five times their annual cash retainer. Each director has until June 16, 2016 or five years from the date of their election to the Board, whichever is later, to satisfy the stock ownership expectation. The valuation will be based on the closing price on the last trading day of the preceding calendar year. In addition, if a director does not reach his or her guideline at the end of the applicable period, the director must hold one-half of any shares acquired from the Company until the guideline is met. The minimum share guidelines will be re-evaluated at least once every five years to account for significant fee structure changes. Currently all of our directors meet the ownership guidelines.

2014 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation		Total
Frank E. Bertucci	$59,500	$29,969	0		89,469
James B. Estabrook, Jr.	78,750	29,969	0		108,719
Hardy B. Fowler	82,750	29,969	0		112,719
Terence E. Hall	51,750	29,969	0		81,719
Randall W. Hanna	60,750	29,969	0		90,719
James H. Horne	72,000	29,969	0		101,969
Jerry L. Levens	76,450	29,969	0		106,419
R. King Milling	49,000	29,969	0		78,969
Eric J. Nickelsen	60,750	29,969	0		90,719
Thomas H. Olinde	53,750	29,969	0		83,719
John H. Pace	28,250	29,969	1,800	(2)	60,019
Christine L. Pickering	73,000	29,969	0		102,969
Robert W. Roseberry	49,250	29,969	0		79,219
Anthony J. Topazi	51,750	29,969	0		81,719

(1)	Reflects the grant date fair value of common stock granted to all non-employee directors as of January 22, 2014. On that date, each director received 808 shares.
(2)	Mr. Pace ceased to be a Company director at the 2014 annual meeting. Following his departure from the Board, he began receiving fees for serving on the market board.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2014, the members of our Compensation Committee were Messrs. Bertucci, Hall, Olinde, and Topazi. None of the members of our Compensation Committee has been an officer or employee of our Company or any of our subsidiaries. In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2014 fiscal year to individuals who served as our Chief Executive Officers or Chief Financial Officer during the year, and to our three other most highly-compensated executive officers (our Named Executive Officers or NEOs). Our fiscal 2014 NEOs are:

John M. Hairston, President and CEO

Carl J. Chaney, Formerly President and CEO

Michael M. Achary, Chief Financial Officer

Joseph S. Exnicios, President, Whitney Bank

Clifton J. Saik, Chief Wealth Banking Officer

Richard T. Hill, Formerly Chief Retail Banking Officer

Later in this proxy statement under the heading, “Executive Compensation,” we have included tables containing specific information about the compensation earned by or paid in 2014 to our NEOs. The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

2014 was a year of continued growth and progress for Hancock Holding Company, building upon the strategic initiatives we announced during 2013 to generate results and our objective of becoming the Gulf South’s premier financial institution. It was also a year of management transition, which resulted in our Company having a single chief executive officer.

Management Transition

In November 2014, we announced Carl J. Chaney, our President and CEO, had shared his intention to retire from the Company at the end of the year. As a result, John M. Hairston, then CEO and Chief Operating Officer, became the Company’s President and sole CEO. Mr. Hairston announced the Company’s intent to move towards a more streamlined executive structure, the principal feature of which is the elimination of the dual CEO role, bringing us in line with our peers from an operating and cost efficiency perspective. In addition, in December 2014, we announced that as part of our efforts to reduce costs through efficiency, we were eliminating the position of Chief Retail Banking Officer, which resulted in Richard T. Hill’s separation from the Company effective December 31, 2014. Our near-term outlook remains the same, and any future plans and decisions will be designed and implemented with the ultimate goal of continuing to enhance shareholder value and achieving our strategic goals.

Overview of Fiscal 2014

During 2014 we reported a significant decline in pre-tax purchase accounting income that we more than replaced through successfully reducing and controlling expenses, and investing in revenue-generating initiatives. While operating results may look somewhat flat year over year, a comparison of our core results for 2014 to 2013 tells a quite different story. Core income increased 31%, E.P.S. grew 33%, loans increased 13% and deposits grew 8%. Our core margin for the year remained stable, along with improved credit metrics, solid capital and operating efficiency gains.

As further discussed below, certain of the Company’s incentive compensation elements are based on pre-determined goals measured by the financial performance of the Company, including growth in operating income, deposits and loans. During 2014, the Company’s performance resulted in a composite achievement of 114.34% of these performance goals. The Company’s financial and operational accomplishments for fiscal 2014 include the following highlights:

•	An increase in operating income of $6.2 million for the 12-months ending December 31, 2014

•	An increase in average annual loans of $1.2 billion for the 12-months ending December 31, 2014

•	An increase in average annual deposits of $283 million for the 12-months ending December 31, 2014

•	Tangible common equity ratio at December 31, 2014 of 8.59%

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

2014 Compensation Program Highlights

The following results and key decisions by our Compensation Committee support our pay for performance philosophy and also highlight the Committee’s focus on protecting our shareholders’ interest.

•	Despite achieving above-target levels of the performance goals under our annual incentive plan, the Compensation Committee reduced the 2014 annual incentive plan awards to better align with peer performance.

•	Performance awards granted under our LTI program in 2012 were forfeited in early 2015 due to our failure to achieve the underlying performance metric. Collectively, our named executive officers forfeited performance awards valued at over $298,956, calculated using the closing stock price of our common stock on December 31, 2014, the last day of the performance period.

•	The Compensation Committee incorporated restrictive covenant provisions in the separation agreements with Messrs. Chaney and Hill to assure that the former executive officers would not be able to compete against the Company for two years following their separation from service in 2014.

•	In structuring the separation packages for Messrs. Chaney and Hill, the Compensation Committee sought to primarily utilize compensation elements that had been previously awarded and previously expensed by the Company to reduce the impact on our income statement.

At our 2014 annual meeting, our shareholders again, as they had in the prior year, showed support of the Compensation Committee’s decisions regarding executive compensation for fiscal 2013, with more than 93% of voting shareholders casting their vote in favor of the say-on-pay resolution. The Compensation Committee has and will continue to consider our shareholders’ views when making executive compensation decisions in the future.

Executive Compensation Best Practices

Our executive compensation program is designed to create an appropriate linkage between executive pay, Company performance, and the return on shareholder investment. Over the last few years, the Compensation Committee has worked with its independent consultants to evaluate the program and maintain alignment with shareholders’ interests and to incorporate strong governance standards within our compensation program, such as:

•	A High Percentage of Executive Compensation is Performance-Based. Greater than 50% of Mr. Hairston’s total target direct compensation (base salary, target annual incentive, and target long-term incentive awards) and 40-50% of the total target direct compensation of all our continuing NEOs is performance-based, meaning that either it is at risk and must be earned on the basis of attainment of corporate and individual performance goals (in the case of annual incentive awards) or its future value is contingent upon the future performance of the Company’s common stock (in the case of our performance stock awards).

•	Majority of Long-Term Incentives Based on Stock Performance. As CEO, Mr. Hairston received 70% of his equity grant in performance stock awards, with the continuing NEOs receiving 60% of their equity grant in performance stock awards. The Compensation Committee believes that weighting the equity grants more toward performance stock awards provides better alignment of the executives’ compensation with our shareholders’ interests.

•	No Excise Tax Gross-Up Provisions. All of our continuing NEOs and certain other executives have change in control agreements that do not include excise tax gross-up provisions. These agreements provide for a “best of net” approach to address any excise tax payments triggered by a change in control. (See “Elements of Our Compensation Program – Use of Employment Contracts and Change in Control Agreements” herein.)

•	Clawback Policy. The Compensation Committee has adopted a clawback policy that empowers the Board to recover a bonus or other incentive compensation paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial statements.

•	Limited Perquisites. We generally provide only limited perquisites to our executives, consistent with our goal of aligning our executive’s interest with the interests of our shareholders.

•	Executive Stock Ownership Requirements. Under our stock ownership guidelines, our Chief Executive Officer must own either 90,000 shares or stock worth five times his base salary, and our other executive officers must own either 30,000 shares or stock worth three times their base salary. If an executive does not own the requisite number of shares by the required date, the executive must retain ownership of one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met.

•	Trading Restrictions. The Company’s Insider Trading Policy prohibits our executive officers from engaging in speculative trading activities with respect to our common stock through derivative or futures contracts such as puts, calls or short sales.

Objectives of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

•	drive performance in support of the Company’s financial goals, balancing short-term and intermediate operational objectives and performance with long-term strategic goals;

•	align executives’ long-term rewards with the interests of our shareholders;

•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and

•	place at risk a significant portion of total compensation, making it contingent on Company performance but in a manner consistent with our risk management policies.

Role of the Compensation Committee

The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short and long-term) compensation opportunities. Each of the four members of our Compensation Committee is independent as that term is defined under NASDAQ listing standards. The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation practices consistent with our business goals and pay philosophy.

In 2014, the Compensation Committee engaged McLagan, an Aon Hewitt company (McLagan) to provide this advisory service to the Committee. The scope of McLagan’s executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by bank and financial holding companies in the Peer Bank Group (listed below). McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. The Compensation Committee assessed the independence of McLagan under the applicable SEC and NASDAQ rules and concluded that McLagan’s engagement presented no conflicts of interest. The Compensation Committee utilized data developed by McLagan in its assessment of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the parameters of long-term incentives granted to the NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer and other members of the Company’s human resources team, who provide administrative support to the Compensation Committee, as requested. Occasionally, executives may attend a Compensation Committee meeting to discuss

Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members have the right to vote on decisions regarding executive compensation.

For each executive officer other than the Chief Executive Officer, the Chief Executive Officer (or Officers, in prior years) make recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by our Chief Executive Officer and information from the McLagan executive compensation review. The Compensation Committee’s decisions are based on a variety of factors, including short and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officer is excused from the meeting before decisions are made on his compensation.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee reviews and analyzes market data provided by its independent compensation consultant in an effort to assure that our executive officer compensation is competitive. We compare compensation paid to our executive officers with compensation paid to executive officers in similar positions at banks, bank holding companies and financial holding companies of comparable size (the Peer Bank Group), and we use the market information to test the reasonableness of the compensation decisions we make. The Peer Bank Group is designed to align with the Company’s business profile and external environment, and positions the Company close to the peer group median in terms of asset size. The Peer Bank Group is comprised of banks, bank holding companies and financial holding companies with total assets ranging from $13.3 billion to $38.5 billion, as of December 31, 2014. The median total assets for the Peer Bank Group was $22.0 billion, which positions the Company at the 45th percentile. It was determined by the Compensation Committee, after consultation with McLagan, that the Peer Bank Group was still relevant for use in making 2014 decisions. The Company’s Peer Bank Group consists of the following 20 banks, bank holding companies and financial holding companies:

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
Associated Banc-Corp, WI	ASBC
BancorpSouth, Inc., MS	BXS
Bank of Hawaii Corporation, HI	BOH
City National Corporation, CA	CYN
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
First Horizon National Corporation, TN	FHN
First Niagara Financial Group, NY	FNFG
FirstMerit Corporation, OH	FMER
Fulton Financial Corporation, PA	FULT
IBERIABANK Corp., LA	IBKC
People’s United Financial, Inc., CT	PBCT
Prosperity Bancshares Inc., TX	PB
Susquehanna Bancshares, Inc., PA	SUSQ
Synovus Financial Corporation, GA	SNV
TCF Financial Corporation, MN	TCB
UMB Financial Corp., MO	UMBF
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should provide enhanced levels of financial reward based on the executive achieving a higher level of performance; should recognize and reward both short and long-term performance; and should be competitive with our peers so we can attract and retain talented and skilled executives. After careful consideration and analysis of market survey data provided by the Compensation Committee’s executive compensation consultant, executive officer compensation is set at levels we believe to be competitive with the Company’s Peer Bank Group. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the median of the Peer Bank Group assuming the Company’s performance is consistent with that group.

Elements of Our Compensation Program

In 2014, our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, change of control protections and other benefits, including limited perquisites and certain separation benefits.

Base Salary

We pay base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within the Peer Bank Group and our industry, internal pay alignment and equity, and an overall assessment of Company and individual performance. We rely substantially on industry and Peer Bank Group salary survey data provided by the Compensation Committee’s compensation consultant to evaluate whether the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted. The Compensation Committee may, however, set an executive’s salary above the Peer Bank Group median if it determines that specific performance, needs or other circumstances justify a base salary at a higher level.

The Compensation Committee’s philosophy is that executives’ base salaries should be within 15% (plus or minus) of the market 50th percentile of the Peer Bank Group. As discussed in our proxy statement related to our 2013 annual meeting, the Compensation Committee approved base salary increases effective in 2013 that moved our NEOs to this target level. After reviewing the Peer Bank Group compensation study and deliberation, the Compensation Committee did not adjust base salaries for 2014 as a result of the 2013 review.

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. The Executive Incentive Plan for 2014 was designed to focus executive officers towards continuing to improve both corporate and individual performance. In furtherance of this goal, each of the two components, corporate and individual, is independently funded. The corporate component uses three key performance measurement metrics: operating income growth, average annual deposit growth, and average annual loan growth. Operating income is defined as our reported net income, adjusted to eliminate both the after-tax impact of securities transactions and one-time noninterest expense items during the year. The Compensation Committee may also approve additional adjustments as it deems appropriate. The individual component is determined based on a subjective assessment of each executive’s performance relative to certain pre-established goals, as described below. Further, the relative weighting of the corporate and individual components varies by executive, based on the level of corporate responsibility and the impact each executive’s position has on the corporate components.

Under the plan, each NEO is eligible to receive, as an annual cash incentive, a target percentage of his base salary earned during the year. Target annual cash incentives, as a percentage of base salary, for 2014 for our NEOs were: Messrs. Chaney and Hairston 80%, Messrs. Achary, Hill, Saik and Exnicios 60%.

The performance goals and actual results for the 2014 Executive Incentive Plan corporate component are set forth below:

Corporate Performance Goal	% of Corporate Component	2014 Threshold (Represents 50% Completion)	2014 Target (Represents 100% Completion)	2014 Maximum (Represents 200% Completion)	2014 Actual Results
Operating Income	60%	$151 million	$188 million	$226 million	$194 million
Average Annual Deposits	20%	$12.01 billion	$15.01 billion	$18.02 billion	$15.39 billion
Average Annual Loans	20%	$10.00 billion	$12.50 billion	$15.00 billion	$12.93 billion

To determine the final completion percentage of the corporate component, the Compensation Committee uses two assessment measures: 1) actual corporate performance against the set corporate performance goals, and 2)

the Company’s performance against the regional and top quartile peer group’s performance. Based on the Company’s performance against the regional and top quartile group’s performance, the Compensation Committee has the discretion to increase or decrease the completion percentage of the corporate component.

For 2014, the Compensation Committee reviewed the actual corporate performance and the Company’s performance compared to regional and top quartile peers. The corporate component percentage was 114.34% based upon the plan targets and our 2014 results. After reviewing year over year total shareholder return (TSR) and net interest margin (NIM) relative to the peer group noted above, the Compensation Committee exercised its discretion to decrease the corporate completion percentage to 92.5%.

A reconciliation of the 2014 operating income metric of the corporate component, which is a non-GAAP financial measure, to reported net income for 2014 is as follows (in millions):

Year Ended December 31, 2014

Net Income	$175.7
Adjustments for the After-Tax Impact of
Securities Transactions (Gains) Losses	—
Nonoperating expense items:
Impact of insurance business lines divestiture	(4.2)
FDIC settlement	6.7
Expense & efficiency initiative and other items	13.7
Early debt redemption	2.2

Operating Income	$194.1

With respect to the individual components, the goals in 2014 for each executive were: 1) leadership competency, 2) adherence to the Company’s core values, 3) budget adherence, 4) expense initiative run rate adherence, 5) adherence to regulatory requirements and risk controls. The individual goals were evaluated by the Compensation Committee and the CEO (for officers other than himself) based on the performance of each executive in those areas.

For the year ended December 31, 2014, the following cash bonuses were awarded:

Named Executive Officer	Corporate Weighting	Corporate Completion	Corporate Component	Individual Weighting	Individual Completion	Individual Component	Total Cash Incentive
John M. Hairston	90%	92.5%	$470,862	10%	87.2%	$49,325	$520,187
Carl J. Chaney	90%	92.5%	$470,862	10%	80.2%	$45,366	$516,228
Michael M. Achary	85%	92.5%	$188,700	15%	91.5%	$32,925	$221,625
Joseph S. Exnicios	70%	92.5%	$145,688	30%	96.1%	$64,839	$210,527
Clifton J. Saik	70%	92.5%	$150,062	30%	96.7%	$67,266	$217,328
Richard T. Hill	70%	92.5%	$145,688	30%	96.2%	$64,906	$210,594

Long-Term Incentives

The purpose of our long-term incentive program is to assure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executive interests with those of our shareholders. In 2014, the Compensation Committee continued its practice of using only restricted stock and performance stock awards for long-term incentive compensation, with a higher percentage of the total award value to our NEOs being performance stock awards. This increase in the proportionate value of the performance stock awards, which only provides value to the executive if our relative TSR (defined below) outperforms our peers, strengthens the alignment of the executive and shareholder interests. However, we continue to use restricted stock as a portion of our long-term award because we believe it provides a retention incentive for the executive.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. For 2014, the target value for each NEO was: Mr. Hairston, 120%, Mr. Achary, 75%, Mr. Exnicios, 70% and Mr. Saik, 65%. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year. For 2014, Mr. Hairston, as CEO, received 70% of the total value awarded as performance stock awards (PSA) and the remaining 30% of the total value awarded as restricted stock. The other NEOs received 60% of the total value awarded as PSAs and the remaining 40% of the total value awarded as restricted stock. The restricted stock is service vested restricted stock, with the awards granted in 2014 vesting in annual increments over a five-year period. The PSAs are described below. The Compensation Committee originally approved long-term incentive awards to Messrs. Chaney and Hill in October of 2014. However, due to the pending departure of each executive at the effective time of the grants, the awards were not granted.

2013 PSA – The Company utilizes a three-year relative total shareholder return (TSR) performance metric for performance stock awards. We believe the relative TSR performance metric provides direct alignment of executive and shareholder interests. The payout level is determined based on the relative rank of the Company’s TSR among a 50 company peer group. If the Company’s TSR performance is below the peer group’s 40th percentile, no portion of the award is earned. TSR performance at or above the 90th percentile against peers would result in a payout of 200% of target award. The PSAs approved in October 2013 had a January 2014 grant date, and are thus reflected on the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” herein.

2014 PSA – The PSAs granted as part of the 2014 long-term incentive program were approved in October 2014, with a January 2015 grant date, and are thus not reflected on the “Summary Compensation Table” or “Grants of Plan-Based Awards Table” herein (although the award for each NEO is described below).

Our NEOs received the following long-term incentive awards for fiscal year 2014 (including PSAs granted in 2015):

Named Executive Officer	2014 Restricted Stock Awards	2014 Value of RSA Awards (1)	2014 Performance Stock Awards (granted Jan. 2015)	2014 Value of PSA Awards	2014 Total Award Value (1)
John M. Hairston	7,462	$254,529	19,345	$593,892	$848,421
Carl J. Chaney	0	$0	0	$0	$0
Michael M. Achary	3,518	$119,999	5,863	$179,994	$299,993
Joseph S. Exnicios	4,125	$143,395	5,130	$157,491	$300,886
Clifton J. Saik	2,944	$100,420	4,907	$150,645	$251,065
Richard T. Hill	0	$0	0	$0	$0

(1)	For purposes of determining the shares of restricted stock and PSAs to be granted, the Compensation Committee values each award based on the closing price of our common stock on the day prior to the effective date of the grant, which values are reflected in the table above. For purposes of determining the grant date fair value of the awards to be reported in the “Summary Compensation Table,” the awards are valued in accordance with FASB ASC Topic 718, with the PSAs valued as of the grant date based on probable outcomes as required by SEC rules.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because by providing financial security at retirement, our executives are incentivized to remain long-term employees of our Company. Based on information provided by the Compensation Committee’s consultant, we believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Peer Bank Group. It continues to be an essential component in ensuring that our executive compensation program remains competitive.

During 2014, the Company maintained the following two retirement plans available to all eligible employees:

•	Hancock Holding Company Pension Plan

•	Hancock Holding Company 401(k) Savings Plan

The Hancock Holding Company Non-Qualified Deferred Compensation Plan was also available to our NEOs. These plans are described in more detail under “Executive Compensation – Pension Benefits” and “Executive Compensation – Non-Qualified Deferred Compensation” herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. Our NEOs receive limited perquisites, such as club memberships, free parking, and a Company provided vehicle. The Company also has a corporate aircraft that the NEOs may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged. However, any personal use of the aircraft, including a spouse flying to attend a business function but not a formal part of the agenda, will trigger imputed income to the NEO calculated according to IRS guidelines. In situations where a spouse is required to attend an event and is not a formal part of the agenda as outlined in the Internal Revenue Code, the Company will pay to the NEO a grossed-up amount equal to the tax on such imputed income incurred by the NEO. We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits. Based on information provided by the Compensation Committee’s consultant, we believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Use of Employment Contracts and Change in Control Agreements

We do not have employment contracts with the NEOs. However, each NEO has a change in control agreement that protects the executive’s employment for a period of time following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding whether the employment of certain of our executive officers whom we consider to be key employees would be continued. In the Committee’s view, providing these change in control protections better enables the executive officers to focus on the Company’s business and serve the shareholders’ interests, particularly during periods of consolidation or merger and acquisition activity within the banking industry.

Each NEO’s change in control agreement, among other things, protects the executive’s employment for two years following a change in control of the Company. Under the agreements, if the executive’s employment is terminated by the Company without cause during the protected period following a change in control, then the executive is entitled to a severance payment equal to a multiple of two or three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage of 24 or 36 months, depending on the executive’s position. The executive is also entitled to this severance payment if the executive resigns due to disability during the protected period or because of a material change in his base salary or duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company. Under these agreements, the NEOs are responsible for any excise tax gross-up payments due. The change in control agreements have an initial term of three years ending December 31, 2017 and then automatically renew for successive three-year terms beginning on January 1st of the year immediately following the end of each term, unless either the Company or the executive elect to terminate the agreement at the end of its then current term no later than October 31st preceding the renewal date. The agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants. These agreements are described in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” herein.

Separation Agreements with Certain Executives

As discussed previously, in December 2014, Carl J. Chaney, our former President and CEO, opted to retire early from the Company. As noted above, we do not have employment agreements with our executive officers providing for special severance or retirement benefits, other than the retirement plans and change in control-related severance arrangements described herein. However, in light of his role with the Company, Mr. Chaney was in possession of significant confidential information regarding, among other things, the strategic plans and initiatives of the Company. Thus, promptly upon learning of his decision to retire, the Compensation Committee worked with its advisors to craft a separation arrangement between the Company and Mr. Chaney that would protect the Company and its stockholders by limiting the potential impact of his departure. To that end, the Company offered Mr. Chaney an agreement prohibiting him, in exchange for certain benefits and payments, from competing with the Company or soliciting customers and employees for two years following his retirement and permanently prohibiting his use of Company confidential information. Mr. Chaney accepted the Company’s terms. Also in December 2014, the Compensation Committee entered into a similar agreement with

Mr. Hill upon his termination related to our restructuring. The payments and benefits received by the executives in connection with these separation arrangements are described in detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as restricted stock and performance stock awards, is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements. However, the Company has decided to retain the ability to pay compensation that is not eligible for such treatment under Section 162(m).

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned. Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive’s position. Shares held by the executive or the executive’s spouse, including, without limitation, shares held for the account of the executive in the Company’s Dividend Reinvestment Plan, a brokerage account, the Company’s 401(k) Savings Plan account, or the Company’s Non-Qualified Deferred Compensation Plan are deemed owned by the executive under the guidelines. Under the guidelines, our Chief Executive Officer is required to maintain ownership of either 90,000 shares of Company common stock or stock worth five (5) times his base salary. Each of our other executive officers is required to maintain ownership of either 30,000 shares of Company common stock or stock worth three (3) times his or her base salary. The valuation will be based on the closing price on the last trading day of the preceding calendar year. The executives were given until June 16, 2016 or five years from the date of their designation as an executive officer, whichever is later, to satisfy these ownership requirements. In addition, if an executive officer does not reach his or her guideline at the end of the applicable period, the executive officer must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met. Currently all of our continuing NEOs meet the ownership guidelines.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and non-executive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management. Based on such review and discussion, on February 25, 2015, the Compensation Committee recommended to the Board of Directors that the 2014 CD&A be included in this proxy statement and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Frank E. Bertucci (Chair)

Terence E. Hall (Vice Chair)

Thomas H. Olinde

Anthony J. Topazi

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Stock Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
John M. Hairston, President and CEO	2014 2013 2012	$707,000 707,000 607,000	$872,054 782,214 332,473	(4) (4) (4)	$520,187 498,704 420,557	$69,547 — 83,455	$245,314 314,392 305,184	$2,414,102 2,302,310 1,748,669

Carl J. Chaney, Formerly President and CEO (5)	2014 2013 2012	707,000 707,000 607,000	617,525 1,064,724 332,473		516,228 498,704 420,557	63,393 — 70,994	354,252 823,830 337,243	2,258,398 3,094,258 1,768,267

Michael M. Achary, Chief Financial Officer	2014 2013 2012	400,000 400,000 355,000	307,152 285,356 148,161		221,625 213,707 185,997	64,258 — 76,635	199,642 178,222 175,268	1,192,677 1,077,285 941,061

Joseph S. Exnicios, President, Whitney Bank	2014	375,000	307,168		210,526	317,658	203,337	1,413,689

Clifton J. Saik, Chief Wealth Management Officer	2014 2013 2012	386,260 384,961 340,000	257,061 237,672 122,956		217,328 210,186 179,291	101,591 12,714 89,839	434,485 158,255 160,146	1,396,725 1,003,788 892,232

Richard T. Hill, Formerly Chief Retail Officer (6)	2014 2013 2012	375,000 375,000 340,000	163,773 252,790 132,433		210,594 201,396 178,723	84,607 — 88,074	1,067,427 189,310 186,384	1,901,401 1,018,496 925,614

(1)	Represents the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718. Assumptions used in determining the fair values for the awards are set forth in Footnote 12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Refer to Note 17 in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information on these awards. For 2013, as disclosed in last year’s proxy, in addition to the regular grants under our long-term incentive programs, Mr. Chaney’s grant date fair value includes a one-time grant of restricted stock related to his relocation.

With respect to awards subject to performance conditions, the amounts are reported at a value based on the probable outcome of the performance conditions for the year. For 2014, the values of the performance stock awards reflected above are based on a 100% probable outcome of the performance conditions. The grant date value of the 2014 awards, assuming achievement of the highest level of performance conditions would be: Mr. Hairston, $1,235,049; Mr. Chaney, $1,235,049; Mr. Achary, $374,306; Mr. Exnicios, $327,546, Mr. Saik, $313,282 and Mr. Hill, $327,546. The grant date value of the 2013 awards, assuming achievement of the highest level of performance conditions would be: Mr. Hairston, $1,055,412; Mr. Chaney, $1,055,412; Mr. Achary, $330,699; Mr. Saik, $274,477 and Mr. Hill, $295,560. The grant date value of the 2012 awards, assuming achievement of the highest level of performance conditions would be: Mr. Hairston, $227,880; Mr. Chaney, $227,880; Mr. Achary, $83,313; Mr. Saik, $69,138 and Mr. Hill, $74,490.

(2)	The Change in Pension Value and Non-Qualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO’s accumulated benefits under the Hancock Holding Company Pension Plan. For 2013, the change in value was negative for the following NEOs: Mr. Hairston, ($46,540); Mr. Chaney, ($26,194); Mr. Achary, ($9,499); and Mr. Hill, ($8,910).
(3)	Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites include a Company provided vehicle, personal usage of the Company aircraft, club dues, executive physicals, parking and supplemental long-term disability insurance. In addition, the amount reflected includes Company contributions to the Company’s Non-Qualified Deferred Compensation Plan and the Hancock 401(k) Plan, restricted stock award dividends, and tax-gross ups of aircraft usage for the spouses of our CEOs related to Company business. For Mr. Chaney and Mr. Hill, the amount for 2014 also includes the value of the Company automobile transferred in exchange for restrictive covenants in connection with the terms of their separation from service. For Mr. Hill, the amount also includes a $750,000 restrictive covenant payment accrued at the time of separation.

Name	Total Perquisites	Company Plan Contributions	RSA Dividends	Tax Gross -Up	Separation Payments
John M. Hairston	$9,364	$206,194	$28,541	$1,215	$—
Carl J. Chaney	22,018	253,884	39,331	189	38,830
Michael M. Achary	13,199	172,599	13,844		—
Joseph S. Exnicios	15,763	172,227	15,347		—
Clifton J. Saik	4,638	417,987	11,860		—
Richard T. Hill	6,356	282,552	11,678		766,841

(4)	The Company permits its executives to elect to defer awards received under our long-term incentive program into our Non-Qualified Deferred Compensation Plan. If an executive makes a timely election, the deferred portion of his or her long-term incentive awards are counted as restricted units and performance units. The value of stock awards includes the value of units so deferred and credited under the Non-Qualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Hairston for the three preceding years was as follows: in 2014, $127,264 in restricted units and $308,781 in performance units; in 2013, $25,451 in restricted units and $50,990 in performance units and in 2012, $21,859 in restricted units and $11,390 in performance units.
(5)	Mr. Chaney retired from the Company as its Chief Executive Officer effective December 31, 2014
(6)	Mr. Hill’s position was eliminated, resulting in his separation from the Company effective December 31, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum	Threshold	Target (3)		Maximum
John M. Hairston	Long-Term RSA	11/20/2014	(1)								7,462	(4)	$254,529
	PSA	1/2/2014	(2)				8,096	16,191	(4)	32,382			617,525
	Annual Cash			$311,080	$565,600	$1,074,640
Carl J. Chaney	PSA	1/2/2014	(2)				8,096	16,191		32,382			617,525
	Annual Cash			311,080	565,600	1,074,640
Michael M. Achary	Long-Term RSA	11/20/2014	(1)								3,518		119,999
	PSA	1/2/2014	(2)				2,454	4,907		9,814			187,153
	Annual Cash			138,000	240,000	444,000
Joseph S. Exnicios	Long-Term RSA	11/20/2014	(1)								3,078		104,991
	Long Term RSA	1/2/2014	(2)								1,047		38,404
	PSA	1/2/2014	(2)				2,147	4,294		8,588			163,773
	Annual Cash			146,250	225,000	382,500
Clifton J. Saik	Long-Term RSA	11/20/2014	(1)								2,944		100,420
	PSA	1/2/2014	(2)				2,054	4,107		8,214			156,641
	Annual Cash			150,641	231,760	393,985
Richard T. Hill	PSA	1/2/2014	(2)				2,147	4,294		8,588			163,773
	Annual Cash			146,250	225,000	382,500

(1)	All awards approved by the Compensation Committee on October 23, 2014.
(2)	All awards approved by the Compensation Committee on October 24, 2013, but with an effective grant date of January 2, 2014.
(3)

The number of actual shares payable under the performance stock award will be based on the results of a relative performance factor during the three-year performance period, as measured against a comparative peer group and as reduced, in the Compensation Committee’s sole discretion. One factor that may be considered by the Compensation Committee in the exercise of its negative discretion is the actual shareholder experience over the performance period.
(4)	These amounts include long-term incentive awards deferred into the Non-Qualified Deferred Compensation Plan. In 2014, Mr. Hairston deferred 8,096 performance units and 3,731 restricted units.

Please refer to the descriptions of our annual cash incentive plan and our long-term incentive program contained in the “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Units That Have Not Vested		Market Value of Units That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (4)
John M. Hairston
	11/21/2011	25,322	16,880	29.96	11/21/2021	11/20/2014	7,462	(2)	229,083
	11/16/2010	18,184	4,547	32.09	11/16/2020	1/2/2014				16,191	(3)	497,064
	11/17/2009	16,942		38.48	11/17/2019	11/21/2013	7,620	(2)	233,934
	12/30/2008	18,507		41.56	12/30/2018	1/2/2013				16,069	(3)	493,318
	11/13/2007	8,815		38.88	11/13/2017	11/15/2012	7,358	(2)	225,891
	1/18/2006	18,000		39.83	1/18/2016	1/26/2012				3,151	(3)	96,736
						11/21/2011	8,509	(2)	261,226
						11/16/2010	5,527	(2)	169,679
Carl J. Chaney (5)
Michael M. Achary
	11/21/2011	9,256	6,170	29.96	11/21/2021	11/20/2014	3,518		108,003
	11/16/2010	6,660	1,666	32.09	11/16/2020	1/2/2014				4,907		150,645
	11/17/2009	6,198		38.48	11/17/2019	11/21/2013	3,593		110,305
	12/30/2008	6,771		41.56	12/30/2018	1/2/2013				5,035		154,575
	11/13/2007	4,408		38.88	11/13/2017	11/15/2012	3,586		110,090
	1/18/2006	7,500		39.83	1/18/2016	1/26/2012				1,152		35,366
						11/21/2011	3,110		95,477
						11/16/2010	2,025		62,168
Joseph S. Exnicios
	11/21/2011	4,320	2,879	29.96	11/21/2021	11/20/2014	3,078		94,495
	6/24/2008	3,762		44.91	6/24/2018	1/2/2014	1,047		32,143
	7/10/2007	3,135		68.81	7/10/2017	1/2/2014				4,294		131,826
	6/28/2006	4,180		84.72	6/28/2016	11/21/2013	1,994		61,216
						1/2/2013				3,021		92,745
						11/15/2012	2,152		66,066
						1/26/2012				538		16,517
						11/21/2011	1,452		44,576
Clifton J. Saik
	11/21/2011	7,683	5,121	29.96	11/21/2021	11/20/2014	2,944		90,381
	12/28/2010	5,874	1,469	33.10	12/28/2020	1/2/2014				4,107		126,085
	11/17/2009	5,976		38.48	11/17/2019	11/21/2013	3,007		92,315
	12/30/2008	6,528		41.56	12/30/2018	1/2/2013				4,179		128,295
	11/13/2007	4,408		38.88	11/13/2017	11/15/2012	2,976		91,363
	1/18/2006	9,000		39.83	1/18/2016	1/26/2012				956		29,349
	1/13/2005	9,000		31.20	1/13/2015	11/21/2011	2,582		79,267
						12/28/2010	1,869		57,378
Richard T. Hill (5)

(1)	Options vest 20% per year on the first five anniversaries of the date of grant.
(2)	These amounts include the following restricted units deferred into the Non-Qualified Deferred Compensation Plan by Mr. Hairston: for 2014, 3,731 units; for 2013, 762 units; for 2012, 736 units; for 2011, 851 units; and for 2010, 553 units.

(3)	These amounts include performance units deferred into the Non-Qualified Deferred Compensation Plan by Mr. Hairston: for 2014, 8,096 units; for 2013, 1,607 units; for 2012, 315 units and for 2011, 224 units.
(4)	Market value is calculated based on the closing price of our common stock on December 31, 2014 of $30.70.
(5)	Mr. Chaney and Mr. Hill’s previous outstanding options, performance stock and restricted stock either vested on December 31, 2014 per the terms of their separation agreements or were forfeited, thus are not included in this table.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
John M. Hairston	18,000	$49,531	6,717	$237,181
Carl J. Chaney	18,000	67,351	29,793	951,845	(2)
Michael M. Achary	—	—	2,458	86,794
Joseph S. Exnicios	—	—	16,620	575,052
Clifton J. Saik	—	—	2,361	83,360
Richard T. Hill	8,274	15,352	7,569	244,375	(2)

(1)	Reflects the fair market value of the shares as of the vesting date.
(2)	These amounts include restricted stock vesting on December 31, 2014, associated with Mr. Chaney’s and Mr. Hill’s separation agreements.

2014 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During 2014
John M. Hairston	Hancock Holding Company Pension Plan	20	$425,893	—
Carl J. Chaney	Hancock Holding Company Pension Plan	16	367,336	—
Michael M. Achary	Hancock Holding Company Pension Plan	14	352,066	—
Joseph S. Exnicios	Hancock Holding Company Pension Plan	37	1,213,210	—
Joseph S. Exnicios	Whitney Holding Corporation Retirement Restoration Plan	37	1,444,601	—
Clifton J. Saik	Hancock Holding Company Pension Plan	16	597,573	—
Richard T. Hill	Hancock Holding Company Pension Plan	16	480,608	—

(1)	Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2014.

Hancock Holding Company Pension Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 4.11% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) projected to 2021 using Scale MP and the Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) projected to 2021 using Scale MP. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

Whitney Holding Corporation Retirement Restoration Plan

Interest rate 4.11% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) projected to 2021 using Scale MP and Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) Projected to 2021 using Scale MP. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

The Hancock Holding Company Pension Plan covers all employees of the Company upon the completion of one year of service and the attainment of age 21. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and 0.5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2014, this limit was $260,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

Mr. Exnicios also participates in the Whitney Holding Corporation Retirement Restoration Plan, which is a non-qualified retirement plan that supplements benefits payable from the tax-qualified plan. This plan was acquired by the Company in connection with the merger with Whitney Holding Corporation and only former employees of Whitney Holding Corporation and its subsidiaries were eligible for participation. Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan (now merged into the Hancock Holding Company Pension Plan) without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations. Effective January 1, 2013, the plan was closed to new entrants and benefit accruals were frozen.

2014 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2014		Registrant Contributions in 2014 (1)	Aggregate Earnings in 2014 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2014 (5)
John M. Hairston	$542,476	(3)(4)	$197,094	$85,291	—	$3,364,144
Carl J. Chaney	286,008		244,784	448,511	$77,179	6,084,268
Michael M. Achary	64,000		163,499	74,074	—	1,399,112
Joseph S. Exnicios	—		163,127	38,946	—	498,236
Clifton J. Saik	110,485		408,887	134,758	—	2,641,727
Richard T. Hill	50,349		273,452	133	—	1,481,534

(1)	The amounts included in the Registrant Contributions in 2014 are also reported in the Summary Compensation Table for 2014.
(2)	Except as noted in footnote 5 below, contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for each of these funds for fiscal year 2014 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	4.10%
Model Portfolio – Moderate/Conservative	4.92%
Model Portfolio – Moderate	5.99%
Model Portfolio – Moderate/Aggressive	6.81%
Model Portfolio – Aggressive	7.71%
Fidelity VIP Money Market Svc2	0.01%
PIMCO VIT Low Duration Admin	0.85%
PIMCO VIT Total Return Admin	4.43%
American Century VP II Inflation Protection I	3.58%
PIMCO VIT Global Bond (Unhedged) Admin	2.26%
MSF MFS Value A	10.81%
Fidelity VIP Index 500 Initial	13.57%
MSF Jennison Growth A	9.06%
American Century VP Mid Cap Value I	16.42%
Great-West T. Rowe Price Mid Cap Growth Initial	12.78%
Vanguard VIF Small Company Growth I	3.38%
Great-West MFS International Value Initial	0.99%
Invesco VIF International Growth I	0.33%
Hancock Holding Company Common Stock	(13.69)%

(3)	Includes for Mr. Hairston 3,731 deferred restricted units granted on November 20, 2014 at $34.11 per share. The restricted units vest 20% per year on the first five anniversaries of the grant date. If the units do not become vested, the credit will be reversed.
(4)	Includes for Mr. Hairston 8,096 deferred performance units granted on January 2, 2014 at $36.68 per share and remain subject to the vesting requirement of the award. Performance units vest at the end of a three-year period subject to achievement of relative TSR target. The number of performance units that vest could increase or decrease based on relative TSR results. The maximum number of performance units that could be earned is 200% of the target award. The fair value of performance shares is $38.14 per share. If the performance units do not become vested, the credit will be reversed.
(5)	The following amounts included in the Aggregate Balance at December 31, 2014 are also reported in the “total” column of the Summary Compensation Table: for 2013, Mr. Hairston, $337,932; Mr. Chaney, $279,846; Mr. Achary, $145,160; Mr. Saik, $132,070 and Mr. Hill $157,955; for 2012, Mr. Hairston, $292,907; Mr. Chaney, $279,796; Mr. Achary, $145,110; Mr. Saik, $132,021 and Mr. Hill $157,905.

Under our Non-Qualified Deferred Compensation Plan, participants may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of long term incentive awards (in the form of performance units and restricted units – annual grants only). The minimum deferral for base salary and annual incentive bonus amounts to $3,000 in the aggregate. There is no minimum deferral for long term incentive awards.

Company contributions are made at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Company’s 401(k) plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as SERP contributions). The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 60, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 10-year graded vesting schedule beginning at age 50 and ending at age 60. Each participant will be 100% vested at age 60.

Participants elect the investment options in which their deferrals are deemed to be invested from a group of measurement funds made available under the plan by the Compensation Committee. The participants may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the participant’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which the participant’s accounts are deemed to be invested. In the event no investment election is made by a participant, the participant’s accounts under the plan are deemed to be invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the participant elects otherwise. Only deferrals of a participant’s bonus may be deemed invested in the common stock measurement fund available under the plan. Any amounts deemed invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan. Incentive units and amounts deemed invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date. If service and performance conditions are not met, the unit credits will be reversed.

Payments from the plan are payable upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution. Distributions upon retirement may begin immediately or up to five years after retirement and may be made in a lump sum or in annual installments from 2 to 15 years. The time and method of retirement distributions are elected by each participant. Distributions due to termination of employment, death or disability and scheduled distributions may only be made in a lump sum.

Scheduled distributions can only be made on participant contributions, vested restoration match, vested restricted units and vested performance units. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

The plan was amended and restated effective January 1, 2015. While the plan as amended, in general, continues to operate and be administered as described above, certain enhancements were added to the plan, with respect to amounts deferred for 2015 and thereafter. Participants may now separately elect, on an annual basis, the time and method in which the amounts deferred on their behalf for such year will be distributed at retirement or on a termination of employment. Additionally, with respect to distributions due to a termination of employment, participants may elect either a lump-sum distribution or annual installments over a period not to exceed three years. All amounts deferred under the plan prior to 2015 will be distributed in accordance with the terms of the plan (including participant elections) as in effect prior to the amendment and restatement of the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs, other than Messrs. Chaney and Hill, under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on December 31, 2014. The price per share of Company stock that is used for purposes of the table is $30.70, the closing market price as of December 31, 2014. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change of control. The amounts reflected for Messrs. Chaney and Hill are the actual amounts payable to each of them pursuant to their respective separation agreements with the Company. In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Holding Company Pension Plan, the Hancock 401(k) plan and, for Mr. Exnicios only, benefits under the Whitney Holding Corporation Retirement Restoration Plan, as described above. Finally, the receipt of many of the payments and benefits listed in the table below, including those for Messrs. Chaney and Hill, is contingent upon the executive complying with certain covenants, which are described below.

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement ($) (1)	Death ($) (2)	Disability ($) (3)	CIC Only ($) (4)	Disability, Involuntary Termination or Termination for Good Reason upon CIC ($) (5)	Separation Agreement ($) (6)
John M. Hairston, President and CEO
2014 Annual Bonus	565,600	565,600	565,600	—	—
CIC Payment	—	—	—	—	3,560,448
Vesting of Long-Term Incentives (RSA, ISO, PSA)	757,656	1,307,499	1,686,327	1,157,949	1,686,327
Non-Qualified Deferred Compensation Vesting (7)	2,014,806	2,111,027	2,226,766	2,062,872	2,226,766
280G Cut-Back	—	—	—	—	—
Medical Insurance	—	—	—	—	23,457

TOTAL	3,338,062	3,984,126	4,478,693	3,220,821	7,496,997

Carl J Chaney, Formerly President and CEO (9)
2014 Annual Bonus						516,228
CIC Payment	—	—	—	—	—	—
Restricted Covenant Payment						707,000
Vesting of Long-Term Incentives (RSA, ISO, PSA)						714,664
Non-Qualified Deferred Compensation Vesting (7)						1,884,973
280G Cut-Back						—
Medical Insurance	—	—	—	—	—	—
Other Comp (8)						38,830

TOTAL						3,861,695

Michael M. Achary, Chief Financial Officer
2014 Annual Bonus	240,000	240,000	240,000	—	—
CIC Payment	—	—	—	—	1,214,219
Vesting of Long-Term Incentives (RSA, ISO, PSA)	306,529	643,873	797,137	468,740	797,137

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement ($) (1)	Death ($) (2)	Disability ($) (3)	CIC Only ($) (4)	Disability, Involuntary Termination or Termination for Good Reason upon CIC ($) (5)	Separation Agreement ($) (6)
Non-Qualified Deferred Compensation Vesting (7)	587,476	587,476	587,476	587,476	587,476
280G Cut-Back	—	—	—	—	—
Medical Insurance	—	—	—	—	8,060
TOTAL	1,134,005	1,471,349	1,624,613	1,056,216	2,606,893
Clifton J. Saik, Chief Wealth Management Officer
2014 Annual Bonus	231,756	231,756	231,756	—	—
CIC Payment	—	—	—	—	1,177,057
Vesting of Long-Term Incentives (RSA, ISO, PSA)	255,117	542,053	669,611	395,552	669,611
Non-Qualified Deferred Compensation Vesting (7)	—	—	—	—	—
280G Cut-Back	—	—	—	—	—
Medical Insurance	—	—	—	—	12,646

TOTAL	486,873	773,809	901,367	395,552	1,859,314

Joseph S. Exnicios, President – Whitney Bank
2014 Annual Bonus	225,000	225,000	225,000	—	—
CIC Payment	—	—	—	—	1,106,694
Vesting of Long-Term Incentives (RSA, ISO, PSA)	211,543	406,398	512,170	258,250	512,170
Non-Qualified Deferred Compensation Vesting (7)	49,824	49,824	49,824	49,824	49,824
280G Cut-Back	—	—	—	—	—
Medical Insurance	—	—	—	—	15,638

TOTAL	486,367	681,222	786,994	308,074	1,684,326

Richard T. Hill, Formerly Chief Retail Banking Officer (10)	—	—	—	—	—	—
2014 Annual Bonus	—	—	—	—	—	210,594
CIC Payment	—	—	—	—	—	—
Restrictive Covenant Payment	—	—	—	—	—	750,000
Vesting of Long-Term Incentives (RSA, ISO, PSA)	—	—	—	—	—	163,336
Non-Qualified Deferred Compensation Vesting (7)	—	—	—	—	—	223,427
280G Cut-Back	—	—	—	—	—	—
Medical Insurance	—	—	—	—	—	—
Other Comp (8)	—	—	—	—	—	16,841

TOTAL	—	—	—	—	—	1,364,198

(1)	Amounts reported in this column assume each executive qualifies for normal retirement. However, only Messrs. Saik and Exnicios would actually qualify for vesting of benefits due to normal retirement under the Company’s Non-qualified Deferred Compensation Plan as of December 31, 2014, and none of the executives would qualify for vesting of long-term incentives due to retirement as of that date. Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2014 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2014. It is also assumed that the maximum number of performance shares that were granted in 2013 will be earned during the performance period, but only two-thirds of such shares will vest because the executive has only worked for two-thirds of the performance period as of December 31, 2014.
(2)

Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the target number of performance shares that were granted in 2014 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2014. It is also assumed that the target number of performance shares that were granted in 2013 will be earned during the performance period, but only two-thirds of such shares will vest because the executive has only worked for two-thirds of the performance period as of December 31, 2014.

In addition to the amounts reported, the beneficiaries of the executives would be entitled to a $25,000 BOLI death benefit. These death benefits are payable by the contracted insurance carrier and not by the Company.
(3)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2014 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2014. It is also assumed that the maximum number of performance shares that were granted in 2013 will be earned during the performance period, but only two-thirds of such shares will vest because the executive has only worked for two-thirds of the performance period as of December 31, 2014. In addition to the amounts reported, all of the executives except Mr. Exnicios would receive a monthly benefit of $7,500 under the Company’s long-term disability insurance policies. These disability benefits are payable by the contracted insurance carrier and not by the Company.
(4)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume restricted stock awards granted in 2012, 2013 or 2014 do not vest. By their terms, these awards will not vest upon a change in control unless the Board of Directors exercises discretion to vest such awards as a result of the surviving entity choosing not to assume any obligations relating to the awards and choosing not to convert such awards into equivalent rights with respect to equity in the surviving entity. If these awards had vested, the amounts reported would be as follows: Hairston ($1,686,327), Achary ($797,137), Saik ($669,611) and Exnicios ($512,170). Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume that the maximum number of performance shares will be earned. However, only one-third of the maximum number of 2014 performance shares would vest because the executive has only worked one-third of the performance period as of December 31, 2014. Only two-thirds of the maximum number of 2013 performance shares would vest because the executive has only worked two-thirds of the performance period as of December 31, 2014. For 2013 and 2014 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum.
(5)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume that the maximum number of performance shares will be earned. However, only one-third of the maximum number of 2014 performance shares would vest because the executive has only worked one-third of the performance period as of December 31, 2014. Only two-thirds of the maximum number of 2013 performance shares would vest because the executive has only worked two-thirds of the performance period as of December 31, 2014. For 2013 and 2014 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum.
(6)	Amounts reported in this column are the actual benefits paid or due Messrs. Chaney and Hill in connection with their respective separations from the Company on December 31, 2014.
(7)	The total balance under the Non-Qualified Deferred Compensation Plan as of December 31, 2014 is shown in the Non-Qualified Deferred Compensation Table. This table includes only the unvested amount that would become vested (or in the case of Messrs. Chaney and Hill, became vested) upon the occurrence of the specified event under the terms of the plan.
(8)	For Messrs. Chaney and Hill, the amount of the Other Comp is the value of the Company automobile transferred in exchange for restrictive covenants in connection with the terms of their separation agreements with the Company.
(9)

The Company, in response to Mr. Chaney’s announcement and intent to resign as President effective November 13, 2014 and retire early from the Company effective December 31, 2014, entered into a Retirement and Restrictive Covenant Agreement with Mr. Chaney that would protect the Company and its stockholders by limiting the potential impact of his departure. Pursuant to the agreement, Mr. Chaney will be subject to certain restrictive covenants, including noncompetition and non-solicitation covenants that apply for 24 months following the date of his retirement, and was entitled to the payments and benefits described below with the receipt (or retention) of certain of these payments subject to Mr. Chaney’s execution and non-revocation of a release of claims in favor of the Company (which release has been signed and the revocation period has ended) and continued compliance with the restrictive covenants. Mr. Chaney received (or will receive) the following payments and benefits under the agreement: (i) an annual bonus for the 2014 fiscal year of the Company, as determined under the Company’s executive incentive plan based on the Company’s 2014 performance, (ii) vesting of the portion of his SERP benefit under the Company’s nonqualified deferred compensation plan that would not be vested as of December 31,2014, a value of $1,884,973, (iii) pro-rata vesting as of December 31, 2014, of previously granted restricted stock awards based on the number of months elapsed since the grant date (14,476 shares of Company common stock valued at $448,322), (iv) full vesting as of December 31, 2014, of the restricted stock award for 8,600 shares of Company common stock granted in connection with Mr. Chaney’s relocation to Louisiana in October 2013, valued at $266,342, (v) waiver of the obligation to repay the relocation costs paid by the Company in connection with his relocation to Louisiana, valued at $203,064, (vi) transfer to Mr. Chaney of title to the Company provided automobile, and (vii) a cash payment in respect of the restrictive covenants equal to $707,000, to be paid as soon as practicable following January 1, 2016.
(10)	In connection with Mr. Hill’s termination effective December 31, 2014, the Company and Mr. Hill entered into a Separation and Restrictive Covenant Agreement, setting forth the terms of his termination. Pursuant to the Agreement, Mr. Hill will be subject to certain restrictive covenants, including noncompetition and non-solicitation covenants, for 24 months following the date of his departure, and he was entitled to the payments and benefits described below with the receipt (or retention) of certain of these payments subject to Mr. Hill’s execution and non-revocation of a release of claims in favor of the Company (which release has been signed and the revocation period has ended) and continued compliance with the restrictive covenants. Mr. Hill received (or will receive) the following payments and benefits under the agreement: (i) an annual bonus for the 2014 fiscal year of the Company, as determined under the Company’s executive incentive plan based on the Company’s 2014 performance, (ii) vesting of the portion of his SERP benefit under the Company’s nonqualified deferred compensation plan that was not vested as of December 31, 2014, a value of $223,427, (iii) pro-rata vesting of previously granted restricted stock awards based on the number of months elapsed since the grant date (5,274 shares of Company common stock valued at $163,336), (iv) transfer of title to Mr. Hill of his Company provided automobile, (v) a cash payment in respect of the restrictive covenants equal to $750,000, which was paid in January 2015, and (vi) outplacement assistance for up to one year.

The following summarizes the impact of the various termination and change of control scenarios, which are illustrated in the table above.

Voluntary Termination

In the event of a voluntary termination by a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2014 Executive Incentive Plan;

•	Vesting of a percentage of the performance shares granted in 2013 and 2014 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to retirement; and

•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2014 Executive Incentive Plan;

•	Vesting of a percentage of the target performance shares granted in 2013 and 2014, with such vested percentage based on the portion of the performance period worked by the executive prior to death;

•	Immediate vesting of all outstanding options (incentive and non-qualified) and retention of such options for a one-year period;

•	Immediate vesting of all outstanding restricted stock awards;

•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan; and

•	Beneficiaries of deceased executives would be entitled to a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2014 Executive Incentive Plan;

•	Vesting of a percentage of the performance shares granted in 2013 and 2014 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to becoming disabled;

•	Immediate vesting of all outstanding options (incentive and non-qualified) and retention of such options for a one-year period;

•	Immediate vesting of all outstanding restricted stock awards;

•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan; and

•	Monthly disability benefit of $7,500 for all executives other than Mr. Exnicios, to be paid by the contracted insurance carrier rather than by the Company.

Change of Control Only

In the event of a change of control (defined below) only, NEOs would be entitled to the following:

•	Immediate vesting of all outstanding options (incentive and non-qualified);

•	Immediate vesting of all outstanding restricted stock awards, except that those restricted stock awards that were granted in 2012, 2013 or 2014 will only vest if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity;

•	Immediate vesting of a portion of performance share awards, with such vested portion determined based on progress toward established performance goals and the amount of time that has elapsed from the beginning of the performance period until the date of the change of control; and

•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan, but only to the extent such vesting does not cause the excise tax provisions of Code Section 4999 to be effective with respect to the executive.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section  4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Disability, Involuntary Termination or Termination for Good Reason upon Change of Control

In the event of a disability, an involuntary termination, or a termination for good reason (defined below) of a NEO within two years following a change of control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Immediate vesting (at the time of the change of control) of amounts indicated above under Change of Control Only, with subsequent vesting (at the time of the executive’s disability or termination of employment) of any 2012, 2013 or 2014 restricted stock awards that did not vest at the time of the change of control;

•	Mr. Hairston would be entitled to a lump-sum payment equal to 3 times his base salary and average annual bonus (for the three most recent fiscal years); and Messrs. Achary, Saik and Exnicios would be entitled to a lump-sum payment equal to 2 times their base salary and average annual bonus (for the three most recent fiscal years); and

•	Mr. Hairston would be entitled to up to 36 months of medical insurance continuation. Messrs. Achary, Saik and Exnicios would be entitled to up to 24 months of medical insurance continuation. Coverage would be provided at the same level of benefits as in effect at the time of the executive’s disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions. Coverage would cease upon the executive becoming eligible for similar coverage provided by another employer.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Definition of Change of Control

Generally, a change of control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•	The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•	The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;

•	The replacement during any 12-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

•	The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” shall generally mean any of the following occurring without the executive’s consent:

•	a material diminution in executive’s position, authority, duties or responsibilities from those which executive held immediately prior to the effective date of the change of control;

•	requiring the executive to be based at any office which is a material change from the geographic location of the office at which the executive was employed immediately prior to the change of control;

•	a material diminution in the budget over which the executive retains authority;

•	a material diminution in the executive’s annual base salary; or

•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition, and (2) the executive terminates employment within two years of the initial existence of such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Non-Qualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change of control are contingent upon such executives complying with confidentiality, non-solicitation and non-disparagement covenants during their terms of employment and for two years thereafter.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal). In your consideration of how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A (including its executive summary), the compensation tables, and the accompanying narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2015 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, the next say-on-pay vote will occur at our 2016 annual meeting of shareholders.

We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

TRANSACTIONS WITH RELATED PERSONS

The Company, through the Bank, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. At the time made, no such loans involved more than the normal risk of collectability or presented other unfavorable features that require disclosure in the proxy statement.

The Bank employs several relatives of directors and executive officers, including two employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2014. These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.

•

Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers and President of the Bank, is employed by Whitney Bank as a Corporate Banking Team Leader. During 2014, Jay Exnicios received total cash compensation of $253,231, which included $108,511 in restricted stock previously granted but that vested in 2014 and payment of incentive compensation. Mr. Exnicios received stock awards valued at $40,386 (which will not fully vest until 2019). He also received benefits valued at $9,307. These benefits include matching contributions to the Hancock 401(k) plan and restricted stock dividends. During 2014, Mr. Exnicios was also a participant in the Hancock Holding Company Pension Plan. His pension value increased by $61,284.

•	Caroline Milling, the daughter-in-law of R. King Milling, one of our directors, is employed by Whitney Bank as the Manager of Corporate Contributions. During 2014, Caroline Milling received total cash compensation of $112,965. She also received a benefit valued at $2,916, which was a matching contribution to the Hancock 401(k) plan. During 2014, Ms. Milling was also a participant in the Hancock Holding Company Pension Plan. Her pension value increased by $8,613.

Our Corporate Governance Guidelines require that we review all transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company conducts virtually all of its business activities through the Bank, whose business activities primarily consist of offering deposit accounts, making loans, engaging in a trust business, providing brokerage services and, through subsidiaries, offering annuities and insurance products. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank. With respect to lending activities, the Bank has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to insiders, as defined in the policies, unless the extension of credit:

•	is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

•	does not involve more than the normal risk of repayment or present other unfavorable features.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the Board of Directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related entities where the aggregate lending relationship exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

•	in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the Board of Directors of the bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to insider lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified insiders. The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Bank and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information collected from directors and executive officers includes the names of these individuals and their family members, as well as the names of their related interests, which are referred to as covered entities. This information is compiled based on questionnaires our directors and executive officers submit to the Corporate Secretary in the case of Company directors and executive officers, or the Regulation O Monitoring Officer in the case of Bank directors. Information available from public databases and the Bank’s records supplement the data. The Bank’s officers managing proposed extensions of credit to insiders are responsible for confirming that the proposed extensions of credit are in compliance with the Bank’s policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an insider that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a non-employee director’s independence under SEC rules or NASDAQ listing rules. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com or www.whitneybank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2014. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to preapprove all audit and permissible nonaudit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee preapprove the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within preapproved fee levels. Unless otherwise provided, such preapprovals shall remain in effect for 12 months. The Audit Committee may revise the list of generally preapproved services from time to time. The Audit Committee may also grant general preapproval for other permissible nonaudit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Preapproval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or his designee may preapprove individual engagements up to a limit of $100,000. Any preapproval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit

Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2014, the Audit Committee preapproved all services provided by PwC.

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:

	2014	2013
Audit Fees (1)	$1,502,597	$1,634,857
Audit-Related Fees (2)	127,500	232,027
Tax Fees (3)	53,411	182,556
All Other Fees (4)	653,746	750,190

Total	$2,337,254	$2,799,630

(1)	Relates to services rendered in connection with the audits of the consolidated financial statements of the Company and its subsidiaries, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.
(2)	Relates to services rendered in connection with assurance and related services for registration statements, Statement on Standards for Attestation Engagements (SSAE) No. 16 procedures and agreed upon procedures engagements.
(3)	Relates to tax advice rendered in connection with tax information reporting matters.
(4)	Relates to advisory services rendered in connection with regulatory compliance.

The Audit Committee preapproved all services provided by PwC and related fees in 2014 and 2013.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) preapprove all audit or permissible nonaudit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible nonaudit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2014, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2014. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The members of the Audit Committee met by themselves in several executive sessions during 2014 and had separate executive sessions with the independent registered public accounting firm and with the internal auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2014 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2015, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Hardy B. Fowler, Chair

Christine L. Pickering, Vice Chair

Randall W. Hanna

Jerry L. Levens

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2015, and until their successors are selected.

The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters. The Board anticipates that representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its appointment of PricewaterhouseCoopers LLP for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this appointment. If this proposal does not pass, the Audit Committee will reconsider the matter. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR 2015.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com or www.whitneybank.com.

OTHER MATTERS

We do not know of any matters to be presented at our 2015 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Any shareholder who wishes to present a proposal at the Company’s next annual meeting and who wishes to have the proposal included in the Company’s Proxy Statement for the 2016 annual meeting must submit the proposal to the undersigned at the address of the Company not later than November 14, 2015. If a shareholder provides notice of a proposal after January 28, 2016, the persons named in the Company’s proxy for the 2016 annual meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in the Proxy Statement for the 2016 annual meeting.

By Order of the Board of Directors.

James B. Estabrook, Jr.	John M. Hairston
Chairman of the Board	President and CEO

Dated: March 13, 2015

HANCOCK HOLDING COMPANY

P. O. BOX 4019

GULFPORT, MS 39502

PROXY FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Hancock Holding Company does hereby nominate, constitute, and appoint James B. Estabrook, Jr. and Joseph S. Exnicios, each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common Stock of Hancock Holding Company held of record by the undersigned on March 2, 2015, at the annual meeting of shareholders to be held on April 28, 2015, or any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION AS INDICATED FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

The Board of Directors Recommends you vote FOR Proposals 1, 2, and 3.

MANAGEMENT PROPOSALS:

Proposal 1.	To elect four directors to serve until the 2018 annual meeting. (INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

JOHN M. HAIRSTON	☐	JAMES H. HORNE	☐	JERRY L. LEVENS	☐
CHRISTINE L. PICKERING	☐

FOR all nominees except as indicated ☐	WITHHOLD authority to vote for all nominees ☐

Proposal 2.	To hold an advisory vote on the compensation of our named executive officers.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2015.

FOR ☐	AGAINST ☐	ABSTAIN ☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2015.

The proxy materials, which consist of the notice of annual meeting, proxy statement and the 2014 annual report, are available at http://hancockbank.com/annualmeeting.

PLEASE RETURN THE ENTIRE PROXY CARD (SIGNED ON REVERSE) IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. ONLINE VOTING INFORMATION IS LOCATED BELOW.

Shareholders registered with the Company’s Transfer Agent (Hancock Bank Corporate Trust Department/Whitney Bank Registered Transfer Agent) may vote their shares in one of three ways: (1) in person, (2) by returning the entire proxy card in the enclosed self-addressed envelope, or (3) by voting on the Internet at the following website address: http://hancockbank.com/annualmeeting. If voting on the website, you will need to use the control number listed on the reverse side of this proxy card to vote your shares. Online proxy voting will close at 3:00 p.m., Central Daylight Time on April 27, 2015. Any registered shareholder who has questions concerning the procedures for voting their proxy online should contact the Hancock Bank Corporate Trust Services Department at (228) 563-7652 or 1-800-522-6542, ext. 87652.

Hancock Bank - Corporate Trust Services P.O. Box 4019 Gulfport, MS 39502-4019

Control Number:

DATED:	, 2015

Signature:

DATED:	, 2015

Signature:

Please sign exactly as your name or names appear on this proxy card. When signing as attorney, executor, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Number of shares:
IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK HERE ☐
WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN AT ONCE.

HANCOCK BANK CORPORATE TRUST SERVICES P.O. BOX 4019 GULFPORT, MS 39502-4019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time April 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time April 27, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83156-P60814	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANCOCK HOLDING COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect four directors to serve until the 2018 annual meeting.		☐	☐	☐
Nominees:
01) John M. Hairston 02) James H. Horne 03) Jerry L. Levens 04) Christine L. Pickering

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To hold an advisory vote on the compensation of our named executive officers.							☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2015.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2015.

The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2014 Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M83157-P60814

HANCOCK HOLDING COMPANY

P.O. BOX 4019

GULFPORT, MS 39502

PROXY FOR 2015

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Hancock Holding Company does hereby nominate, constitute, and appoint James B. Estabrook, Jr. and Joseph S. Exnicios, each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common stock of Hancock Holding Company that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 28, 2015, or any adjournments or postponements thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS AS INDICATED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side